   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 26, 2001


                                                      REGISTRATION NO. 333-53756

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------


                                   FORM S-3/A


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                           --------------------------

                                  IBASIS, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                   04-3332534
 (State or other jurisdiction      (I.R.S. Employer
     of incorporation or         Identification No.)
        organization)

                                20 SECOND AVENUE
                              BURLINGTON, MA 01803
                                 (781) 505-7500

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  OFER GNEEZY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  IBASIS, INC.
                                20 Second Avenue
                              Burlington, MA 01803
                                 (781) 505-7500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           --------------------------

                                WITH COPIES TO:

                             JOHAN V. BRIGHAM, ESQ.
                           ARNOLD D. SCOTT, JR., ESQ.
                                Bingham Dana LLP
                               150 Federal Street
                                Boston, MA 02110
                                 (617) 951-8000


                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                           --------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED FEBRUARY 26, 2001


PROSPECTUS

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL AND IS NOT A SOLICITATION OF AN OFFER TO BUY IN ANY STATE IN WHICH AN OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

                               10,232,974 SHARES

                                  IBASIS, INC.

                                  COMMON STOCK

                               ------------------


    Selling stockholders identified in this prospectus may sell up to 10,232,974 shares of common stock of iBasis, Inc. iBasis will not receive any of the proceeds from the sale of shares by the selling stockholders. iBasis' common stock is listed on the Nasdaq National Market under the symbol "IBAS". On February 20, 2001 the last sale price of the common stock, as reported on the Nasdaq National Market, was $5.03 per share. When used herein, the term "selling stockholder" includes donees, transferees, pledgees and other successors in interest.


                            ------------------------

      INVESTING IN THE COMMON STOCK OF IBASIS INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS," BEGINNING ON PAGE 4.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    The selling stockholders may sell the shares of common stock described in this prospectus in public or private transactions, including underwritten transactions, on or off the National Market System of the Nasdaq Stock Market, at prevailing market prices, or at privately negotiated prices. The selling stockholders may sell shares directly to purchasers or through brokers or dealers or an underwritten offering. Brokers, dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. More information is provided in the section titled "Plan of Distribution."

               The date of this Prospectus is             , 2001.

                       WHERE YOU CAN GET MORE INFORMATION

    iBasis is subject to the reporting requirements of the Securities Exchange Act of 1934 and files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference facilities at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC's Web site at http://www.sec.gov. iBasis' common stock is listed on the Nasdaq National Market, and you can read and inspect our filings at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

    The SEC allows us to "incorporate by reference" information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. iBasis has filed a registration statement on Form S-3 under the Securities Act of 1933 with the SEC with respect to the common stock being offered pursuant to this prospectus. This prospectus omits certain information contained in the Registration Statement on Form S-3, as permitted by the SEC. Refer to the registration statement on Form S-3, including the exhibits, for further information about iBasis and the common stock being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the Registration Statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above.

    Upon request, iBasis will provide without charge to each person to whom a copy of this prospectus has been delivered a copy of any information that was incorporated by reference in the prospectus (other than exhibits to documents, unless the exhibits are specifically incorporated by reference into the prospectus). iBasis will also provide upon request, without charge to each person to whom a copy of this prospectus has been delivered, a copy of all documents filed from time to time by iBasis with the SEC pursuant to the Securities Exchange Act of 1934. Requests for copies should be directed to John Quirk, Director of Investor Relations, iBasis, Inc. 20 Second Avenue, Burlington, MA 01803. Telephone requests may be directed to Mr. Quirk at
(781) 505-7500.

             CERTAIN INFORMATION WE ARE INCORPORATING BY REFERENCE

    We incorporate by reference the following documents and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering described under "Plan of Distribution":


    - Our Annual Report on Form 10-K for our fiscal year ended December 31, 2000 filed on February 26, 2001;



    - Our Current Report on Form 8-K, dated February 26, 2001, filed with the SEC on February 26, 2001; and


    - The description of our common stock contained in iBasis' Registration Statement filed with the SEC under Section 12(g) of the Securities Exchange Act including any amendment or report filed for the purpose of updating such description.

    You may request a copy of these filings at no cost, by writing, telephoning or e-mailing us at the following address:

                                  IBASIS, INC.


20 Second Avenue
                                      Burlington, MA 01803
                                      (781) 505-7500
                                      Attn.: John Quirk
                                      e-mail: jquirk@ibasis.net


    This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus. No one else is authorized to provide you with different information. No offer of these securities is being made in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend the forward-looking statements to be covered by the safe harbor for forward-looking statements in these sections. These forward-looking statements include, without limitation, statements about our market opportunity, strategies, competition, expected activities, expected profitability and investments as we pursue our business plan, and the adequacy of our available cash resources. These forward-looking statements are usually accompanied by words such as "believe," "anticipate," "plan," "seek," "expect," "intend" and similar expressions. The forward-looking information is based on various factors and was derived using numerous assumptions.

    Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth below under "Risk Factors" and elsewhere in this prospectus. The factors set forth below under "Risk Factors" and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. iBasis cautions readers not to place undue reliance on such statements. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                  RISK FACTORS

    ANY INVESTMENT IN OUR SHARES OF COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW, WHICH WE BELIEVE ARE ALL THE MATERIAL RISKS TO OUR BUSINESS, INCLUDING THE BUSINESS OF
PRICEINTERACTIVE, INC. OF RESTON, VIRGINIA, WITH WHOM WE ENTERED INTO A MERGER AGREEMENT ON DECEMBER 12, 2000, TOGETHER WITH THE INFORMATION CONTAINED ELSEWHERE IN THE PROSPECTUS, BEFORE YOU MAKE A DECISION TO INVEST IN OUR COMPANY.

                        RISKS RELATED TO OUR OPERATIONS


WE HAVE A LIMITED OPERATING HISTORY UPON WHICH TO BASE YOUR INVESTMENT DECISION, AND YOU MAY INACCURATELY ASSESS OUR PROSPECTS FOR SUCCESS.



    We were incorporated in August 1996 and first began to offer commercial services in May 1997. Due to our limited operating history, it is difficult for us to predict future results of operations both for our core business and our enhanced service offerings. Moreover, we cannot be sure that we have accurately identified all of the risks to our business, especially because we use new, and in many cases, unproven technologies and provide new services, the technical implementation of which on a commercial scale, and widespread commercial acceptance of, is yet unproven. As a result, our past results and rates of growth may not be meaningful indicators of our future results of operations. Also, your assessment of the prospects for our success may prove inaccurate.



WE HAVE A HISTORY OF OPERATING LOSSES AND MAY NEVER BECOME PROFITABLE.



    During 2000, we incurred a net loss of $62.3 million. As of December 31, 2000 we had an accumulated deficit of $90.1 million. We expect to continue to incur operating losses and negative cash flows as we incur significant operating expenses and make capital investments in our business. Our future profitability will depend on our being able to deliver calls over our network at a cost to us that is less than what we are able to charge for our calls, and utilize our network to deliver new, enhanced services on a profitable basis.



    Our costs to deliver calls are dependent on a number of factors, including the countries to which we direct calls and whether we are able to use the Internet, rather than another component of our network or more expensive back-up networks, to deliver calls. The prices that we are able to charge to deliver calls over our network vary, based primarily on the prices currently prevailing in the international long distance carrier market to specific countries. While we are currently able to terminate a substantial number of the calls carried over our network profitably on an operating basis, we have been unable to operate our entire network profitably on an operating basis for sustained periods of time.



    Our ability to deliver new capabilities like unified communications and our Global Spoken Web also depends on a variety of factors. Unified Communications, for which we use the brand name VoCore, allows our customers to offer end users voicemail, email, and faxes accessible from a variety of devices, including telephones and personal computers. The Global Spoken Web initiative is intended to bring together a network of speech sites, making Web content and other applications such as customer relationship management accessible through speech recognition technology over the telephone.



    We have not yet recognized revenues from VoCore or our Global Spoken Web initiative and PriceInteractive's SpeechPort service, described in "Business--Company Overview," offering to be acquired in the merger has achieved only relatively small amounts of revenue to date. It may take longer than we expect to gain acceptance in the market for these services. In addition, we may be unable to make effective use of the technology we employ, scale the service for wide use, or leverage our network infrastructure adequately to take advantage of possible economies of scale.

    We may not ever generate sufficient revenues, or reduce costs to the extent necessary, to permit us to achieve profitability. Even if we do become profitable, we may not sustain or increase profitability on a quarterly or annual basis in the future.



FLUCTUATIONS IN OUR QUARTERLY RESULTS OF OPERATIONS THAT RESULT FROM VARIOUS FACTORS INHERENT IN OUR BUSINESS MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO FALL.



    Our revenue and results of operations have fluctuated and may continue to fluctuate significantly from quarter to quarter in the future due to a number of factors, many of which are not in our control, including, among others:



    - the amount of traffic we are able to sell to our customers, and their decisions on whether to route traffic over our network;



    - our ability to generate revenues from the delivery of new value-added capabilities like VoCore and our Global Spoken Web initiative and PriceInteractive's SpeechPort offering that are appealing to the market;



    - pricing pressure in the international long distance market;



    - the percentage of traffic that we are able to carry over the Internet, or over our dedicated international private circuit lines, rather than over the more costly traditional public-switched telephone network;



    - loss of arbitrage opportunities resulting from declines in international settlement rates or tariffs;



    - our ability to negotiate lower termination fees charged by our local providers if our pricing deteriorates;



    - our continuing ability to negotiate competitive costs to interconnect our network with those of other carriers;



    - capital expenditures required to expand or upgrade our network;



    - changes in call volume among the countries to which we complete calls;



    - the portion of our total traffic that we carry over more attractive routes could fall, independent of route-specific price, cost or volume changes;



    - technical difficulties or failures of our network systems or third-party delays in expansion or provisioning system problems; and



    - currency fluctuations in countries where we operate.



    Because of these factors, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. It is possible that, in future periods, our results of operations will be significantly lower than the estimates of public market analysts and investors. Such a discrepancy could cause the price of our common stock to decline significantly.



WE MAY NEVER GENERATE SUFFICIENT REVENUE TO ATTAIN PROFITABILITY IF TELECOMMUNICATIONS CARRIERS AND OTHER COMMUNICATIONS SERVICE PROVIDERS ARE RELUCTANT TO USE OUR SERVICES OR DO NOT USE OUR SERVICES, INCLUDING ANY NEW SERVICES, IN SUFFICIENT VOLUME.



    If the market for Internet telephony and other new services does not develop as we expect, or develops more slowly than expected, our business, financial condition and results of operations will be materially and adversely affected.

    Our customers may be reluctant to use our Internet telephony services for a number of reasons, including:



    - perceptions that the quality of voice transmitted over the Internet is low;



    - perceptions that Internet telephony is unreliable;



    - our inability to deliver traffic over the Internet with significant cost advantages; and



    - development of their own capacity on routes served by us.



    Our potential customers for our new services, including the service offerings acquired from PriceInteractive, may be reluctant to use these services as a result of perceptions that our enhanced services are unnecessary, too expensive, ineffective, or not appealing to their end-user customers or client base.



    The growth of our core business depends on carriers and other communications service providers generating an increased volume of international voice and fax traffic and selecting our network to carry at least some of this traffic. If the volume of international voice and fax traffic fails to increase, or decreases, and these third-parties do not employ our network, our ability to become profitable will be materially and adversely affected.



    In addition, we cannot assure investors that communications service providers and their end-user customers and others will be receptive to, and subscribe to, unified communications services, or any other enhanced services that we elect to deploy on our network. Any perceived problems with the reliability or functionality of any new services that we offer could discourage communications service providers or others from offering these services to their customers. In addition, the development of new capabilities, such as VoCore and Global Spoken Web, may require substantial additional capital expenditures to be made well in advance of generating any revenue from such services or demonstrating any market acceptance of such services. If carriers, communications service providers do not employ our network to offer any new services to their customers, or if their customers do not subscribe for the services when offered, our results of operations will be materially adversely affected.



    We cannot assure you that end-users will continue to purchase services from our customers or that our customers will maintain a demand for our services.



WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE PRICEINTERACTIVE AND ACHIEVE THE BENEFITS EXPECTED TO RESULT FROM THE MERGER.



    On December 12, 2000, we entered into a merger agreement with PriceInteractive, Inc. pursuant to which PriceInteractive, Inc. will be merged with and into a wholly-owned subsidiary of iBasis. We entered into the merger agreement with the expectation that the merger will result in mutual benefits including, among other things, benefits relating to expanded and complementary product offerings, enhanced revenues, increased market opportunity, new technology and the addition of engineering personnel. Achieving the benefits of the merger will depend in part on the integration of our technology, operations and personnel in a timely and efficient manner so as to minimize the risk that the merger will result in the loss of market opportunity or key employees or the diversion of the attention of management. Among the challenges involved in this integration are demonstrating to our customers that the merger will not result in adverse changes in service standards or business focus and persuading our personnel that our business cultures are compatible.



    In addition, PriceInteractive's principal offices are located in Reston, Virginia, and our principal offices are located in Burlington, Massachusetts. We intend to keep most of the operations of PriceInteractive in Reston. We must successfully integrate PriceInteractive's operations and personnel with our operations and personnel for the merger to be successful. We cannot assure you that we will successfully integrate or profitably manage PriceInteractive's businesses. In addition, we cannot assure you that, following the transaction, our businesses will achieve revenues specific net income or loss levels, efficiencies or synergies that justify the merger or that the merger will result in increased earnings for the combined company in any future period. Further, the combined company may experience slower rates of growth as compared to historical rates of growth of them independently.



IF WE DO NOT INTEGRATE PRICEINTERACTIVE'S TECHNOLOGIES AND OPERATIONS QUICKLY AND EFFECTIVELY, SOME OR ALL OF THE POTENTIAL BENEFITS OF THE MERGER MAY NOT OCCUR.



    We must make PriceInteractive's technology, products and services operate together with our technologies, products and services. If we do not integrate their operations and technologies quickly and smoothly, serious harm to the combined company's business, financial condition and prospects may result. Integrating the two businesses will entail significant diversion of management's time and attention. We may be required to spend additional time or money on integration that would otherwise be spent on developing their business and services or other matters. In addition, the integration may require the partial or wholesale conversion or redesign of some or all of the technologies, products and services of either iBasis or PriceInteractive.



THE LOSS OF KEY PRICEINTERACTIVE PERSONNEL COULD MAKE IT DIFFICULT TO COMPLETE EXISTING PROJECTS AND UNDERTAKE NEW PROJECTS.



    The success of the combined company will depend on its ability to identify, hire and retain employees, and a significant component of the value of the merger is in the know-how and experience of PriceInteractive employees that we expect to employ. If key PriceInteractive employees were to leave after the merger, we may be unable to complete existing PriceInteractive projects or to undertake new projects, each of which could materially impair our future earnings and results of operations. We do not have employment agreements that provide for a fixed term of employment with most of the key employees of PriceInteractive.



WE EXPECT TO INCUR SUBSTANTIAL TRANSACTION, CONSOLIDATION AND INTEGRATION COSTS RELATED TO THE MERGER.



    Whether or not the merger with PriceInteractive is consummated, we will have incurred substantial expenses. We estimate that, if the merger is consummated, the combined company will incur transaction costs of approximately $3.2 million including investment banking, legal, accounting and printing fees. We expect that we will also incur significant consolidation and integration expenses that we cannot accurately estimate at this time. We expect that the combined company will charge the majority of these consolidation and integration costs and expenses to operations in fiscal 2001. The amount of the transaction costs is a preliminary estimate and is subject to change. Actual transaction costs may substantially exceed our estimates and, when combined with the expenses incurred in connection with the consolidation and integration of our companies, could have an adverse effect on the business, financial condition and operating results of the combined company.



THE ACCOUNTING TREATMENT OF THE MERGER WILL RESULT IN SIGNIFICANT CHARGES TO OUR OPERATIONS.



    We intend to account for the merger with PriceInteractive as a purchase for financial reporting and accounting purposes, under United States generally accepted accounting principles, with us acquiring PriceInteractive. After completion of the merger, the results of operations of PriceInteractive will be included in the consolidated financial statements of iBasis from the date of the merger. The purchase price will be allocated to PriceInteractive's assets and liabilities based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over the fair value of the net tangible assets of PriceInteractive and identifiable intangible assets acquired will be classified as goodwill and other intangible assets, including in-process research and development. Goodwill and other intangibles will be amortized by charges to operations over their estimated useful lives of three to four years and in-process research and development will be charged to operations at the time of closing in accordance with United States generally accepted accounting principles. We will also record stock-based compensation relating to the issuance of options to PriceInteractive employees. The amount of charges for stock-based compensation, in-process research and development and amortization of goodwill and other intangibles will be significant and will therefore have a material negative impact on the combined company's future operating results which could cause our stock price to decline.



WE MAY FACE QUALITY AND CAPACITY PROBLEMS OVER OUR NETWORK UPON FAILURES BY THIRD PARTIES.



    VENDORS. We rely upon third-party vendors to provide us with the equipment and software that we use to transfer and translate calls from traditional voice networks to the Internet, and vice versa. For example, we purchase substantially all of our Internet telephony equipment from Cisco Systems. PriceInteractive relies upon third-party venders to provide its business with speech recognition technology. We cannot assure you that we will be able to continue purchasing such equipment and software from our vendors, and, following the merger, PriceInteractive's vendors, on acceptable terms, if at all. If we become unable to purchase from such vendors the software and equipment needed to maintain and expand our network as currently configured and to provide services currently provided by PriceInteractive, we may not be able to maintain or expand our network to accommodate growth or provide the services currently provided by PriceInteractive and we may consequently be unable to increase revenues sufficiently to become profitable. See also "Strategic Relationships," below.



    PARTIES THAT MAINTAIN PHONE AND DATA LINES. Our business model depends on the availability of the Internet and traditional telephone networks to transmit voice and fax calls, and to provide other enhanced services. Third parties maintain and, in many cases, own these networks and other components that comprise the Internet. Some of these third parties are national telephone companies. They may increase their charges for using these lines at any time and decrease our profitability. They may also fail to maintain their lines properly and disrupt our ability to provide service to our customers. Any failure by these third parties to maintain these lines and networks that leads to a material disruption of our ability to complete calls or provide other services could discourage our customers from using our network or enhanced services, which could have the effect of delaying or preventing our ability to become profitable.



    LOCAL COMMUNICATIONS SERVICE PROVIDERS. We maintain relationships with local communications service providers in many countries, some of whom own the equipment that translates voice to data in that country. We rely upon these third parties both to provide lines over which we complete calls and to increase their capacity when necessary as the volume of our traffic increases. There is a risk that these third parties may be slow, or fail, to provide lines, which would affect our ability to complete calls to those destinations. We cannot assure you that we will be able to continue our relationships with these local service providers on acceptable terms, if at all. Because we rely upon entering into relationships with local service providers to expand into additional countries, we cannot assure you that we will be able to increase the number of countries to which we provide service. We also may not be able to enter into relationships with enough overseas local service providers to handle increases in the volume of calls that we receive from our customers. Finally, any technical difficulties that these providers suffer would affect our ability to transmit calls to the countries that those providers help serve.



    STRATEGIC RELATIONSHIPS. We depend in part on our strategic relationships to expand our distribution channels and develop and market our services. In particular, we depend in large part on our joint marketing and product development efforts with Cisco Systems to achieve market acceptance and brand recognition in certain markets. Our VoCore product relies on technology and services from companies such as OpenWave (formerly Software.com), EMC and Hewlett-Packard. Strategic relationship partners may choose not to renew existing arrangements on commercially acceptable terms, if at all. In addition, PriceInteractive also depends in part on its strategic relationships with

SpeechWorks International, Inc. and MicroStrategy. In general, if we lose these key strategic relationships, or if we fail to maintain or develop new relationships in the future, our ability to expand the scope and capacity of our network and services provided, and to maintain state-of-the-art technology, would be materially adversely affected. Our Global Spoken Web initiative will also rely on key strategic relationships, which will be subject to the same considerations.



THE MARKET DEMAND FOR VOCORE AS WELL AS VOICE SITES AND SERVICES ASSOCIATED WITH OUR GLOBAL SPOKEN WEB INITIATIVE AND SPEECH RECOGNITION TECHNOLOGY GENERALLY MAY NOT DEVELOP AS ANTICIPATED, WHICH WOULD SUBSTANTIALLY IMPEDE OUR ABILITY TO GENERATE REVENUES.



    Our future financial performance depends in part on growth in demand for VoCore and new services such as voice application and speech recognition services and products. If the market for these services and products does not develop or if we are unable to capture a significant portion of that market, either directly or through our partners, our revenues and our results of operations will be adversely affected. The markets for unified communications and voice application services and products is, including PriceInteractive's products and services, relatively new and evolving. The adoption of such services and products could be hindered by the perceived cost, quality and reliability of these new technologies, as well as the reluctance among businesses that have invested substantially in legacy equipment that provide traditional email, voicemail and/or touch-tone-based, interactive voice response and other systems.



    The continued development of the market for our enhanced services and products will depend upon the:



    - widespread adoption of voice-driven applications by businesses for use in conducting transactions and managing relationships with their customers;



    - widespread adoption of solutions to unify a variety of communications modes through one solution;



    - consumer acceptance of such applications; and



    - continuing improvements in hardware and software technology that may reduce the cost and improve the performance of voice solutions.



The market for speech-activated services is new and potential industry standards, such as VoiceXML, have not yet matured. If multiple standards are adopted, we may need to support them, which would require additional time and resources, and could negatively impact revenue and margins.



    Even if the demand for VoCore and new voice application services and products does grow, if we fail to meet subscriber expectations, the market ability of the VoCore offering and any other product could be materially reduced.



THE QUALITY OF SPEECH APPLICATIONS OVER AN IP NETWORK HAS NOT YET BEEN FULLY PROVEN AND FAILURES BY VOICE SITE PROVIDERS TO ADOPT THESE APPLICATIONS MAY HAVE A MATERIAL NEGATIVE IMPACT ON OUR FUTURE RESULTS OF OPERATIONS.



    Speech applications, such as our Global Spoken Web and PriceInteractive's SpeechPort, have not been extensively tested on IP infrastructures. If performance and accuracy of speech services are negatively affected by a particular IP infrastructure, the commercial acceptance of these applications by voice site providers on that infrastructure will be low. Failure by voice site providers to adopt these applications may have a material negative impact on our results of operations which could cause our stock price to decline. As an international company, iBasis is dependent upon the further development of text-to-speech and speech recognition applications in multiple languages.

OUR CUSTOMERS MAY REQUIRE A LONGER SALES AND IMPLEMENTATION CYCLE, WHICH COULD NEGATIVELY AFFECT OUR REVENUE PLANS.



    If actual sales and development cycles for our enhanced offerings or offerings of PriceInteractive acquired in the merger are substantially longer than anticipated, revenue targets would not be met. The failure or lack of effective third-party technologies and services could limit our ability to generate revenues. Some of our intended enhanced services offerings and the service offerings acquired in the merger from PriceInteractive are dependent on technology developed by third parties. These technologies include:



    - email servers that process both email messages and voicemail messages;



    - software that converts text to speech;



    - speech recognition software;



    - billing system software; and



    - network operations center servers, routers and other equipment.



    We will continue to incorporate third-party technologies in future unified communications and speech application services and products. We have limited control over whether or when these third-party technologies will be enhanced. In addition, our competitors may acquire interests in these third parties or their technologies, which may render the technology unavailable to us. If a third party fails or refuses to timely develop, license or support technology necessary to our services or products, market acceptance of our services or products could be adversely affected. Moreover, if these third-party technologies fail or otherwise prove to be not viable, it may have a significant impact on our ability to provide our services and/or to generate revenues. In addition, we rely and will continue to rely on services supplied by third parties such as telecommunications, Internet access and electrical power for services hosted in our network operations center. If these third-party services fail to meet industry standards for quality and reliability, market acceptance of our services could be adversely affected.



WE MAY NOT BE ABLE TO SUCCEED IN THE INTENSELY COMPETITIVE MARKET FOR OUR VARIOUS SERVICES.



    The market for Internet voice, fax and other enhanced services is extremely competitive and will likely become more competitive. Internet protocol and Internet telephony service providers, such as GRIC Communications and ITXC Corp., route traffic to destinations worldwide and compete directly with us. Also, Internet telephony service providers, such as Net2Phone, that presently focus on retail customers, may in the future enter our market and compete with us. Such retail-oriented carriers also provide PC-to-PC services at very low prices or for free. Perceived competition with this market segment could drive our prices down. In addition, major telecommunications carriers, such as AT&T, Deutsche Telekom, MCI WorldCom and Qwest Communications, have all entered or announced plans to enter the Internet telephony market. In particular, AT&T invested over $2 billion in Net2Phone in April.



    We also face competition from other companies who offer unified communications and speech recognition applications. We directly compete at the wholesale level with a number of other unified communications providers such as deltathree.com, Orchestrate, Tornado Development, and uReach. Some of the competition (e.g. deltathree.com and Tornado Development) sell unified communications directly to end users in addition to selling at the wholesale level. Furthermore, voice portal companies such as TellMe and BeVocal may in the future develop business models that compete directly with our Global Spoken Web business. Many of these companies are larger than we are and have substantially greater managerial and financial resources than we do. Intense competition in our markets can be expected to continue to impose downward pressure on prices and adversely affect our profitability. We cannot assure you that we will be able to compete successfully against our competitors and we may lose customers or fail to grow our business as a result of this competition.



WE ARE SUBJECT TO DOWNWARD PRICING PRESSURES ON OUR WHOLESALE INTERNATIONAL INTERNET TELEPHONY SERVICES AND A CONTINUING NEED TO RENEGOTIATE OVERSEAS RATES WHICH COULD DELAY OR PREVENT OUR PROFITABILITY.



    As a result of numerous factors, including increased competition and global deregulation of telecommunications services, prices for international long distance calls have been decreasing. This downward trend of prices to end-users has caused us to lower the prices we charge communications service providers for call completion on our network. If this downward pricing pressure continues, we cannot assure you that we will be able to offer Internet telephony services at costs lower than, or competitive with, the traditional voice network services with which we compete. Moreover, in order for us to lower our prices, we have to renegotiate rates with our overseas local service providers who complete calls for us. We may not be able to renegotiate these terms favorably enough, or fast enough, to allow us to continue to offer services in a particular country on a cost-effective basis. The continued downward pressure on prices and our failure to renegotiate favorable terms in a particular country would have a material adverse effect on our ability to operate our network and Internet telephony business profitably.



WE MAY FACE PRICING PRESSURES FROM FREE RETAIL UNIFIED COMMUNICATION/UNIFIED MESSAGING OFFERINGS.



    Some unified communication or unified messaging services providers have a free retail offering. In particular, Onebox, a service of OpenWave, offers services similar to VoCore with limited functionality for no charge. Free retail unified communications could become a prevalent model putting significant pricing pressure on fee-based offerings at the wholesale level. This could have an adverse affect on iBasis' ability to generate revenue and margins on VoCore services.



A VARIETY OF RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.



    Because we provide many of our services internationally, we are subject to additional risks related to operating in foreign countries. In particular, in order to provide services and operate facilities in some countries, we have established subsidiaries or other legal entities. Associated risks include:



    - unexpected changes in tariffs, trade barriers and regulatory requirements relating to Internet access or Internet telephony, or enhanced services;



    - economic weakness, including inflation, or political instability in particular foreign economies and markets;



    - difficulty in collecting accounts receivable; compliance with tax, employment immigration and labor laws for employees living and traveling abroad;



    - foreign taxes including withholding of payroll taxes; and



    - foreign currency fluctuations, which could result in increased operating expenses and reduced revenues; and other obligations incident to doing business or operating a subsidiary in another country.



    In addition, we are subject to a variety of risks associated with the provision of unified communications and international voice site business management, any of which could negatively affect our business. These risks include providing easy telephone access to the iBasis network and relying on third party vendors to create and refine different language models for each particular language or dialect. These language models are required to create versions of our products that allow end users to speak the local language or dialect and be understood and authenticated. If vendors fail to develop localized versions of our products, our ability to address international market opportunities and to grow our business will be limited.



    These and other risks associated with our international operations may materially adversely affect our ability to attain or maintain profitable operations.



    A significant portion of our revenue was generated by delivering calls to Asian Middle Eastern and Latin American countries. Many countries in these geographic regions have experienced political and economic instability over the past decade. Repeated political or economic instability in countries to which we deliver substantial volumes of traffic could lead to difficulties in completing calls through our regional service providers or decreased call volume to such countries.



IF WE ARE NOT ABLE TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGE IN A COST-EFFECTIVE WAY, THE RELATIVE QUALITY OF OUR SERVICES COULD SUFFER.



    The technology upon which our services, and the services acquired from PriceInteractive in the merger, depend is changing rapidly. Significant technological changes could render the hardware and software which we use obsolete, and competitors may begin to offer new services that we are unable to offer. We must adapt to our rapidly changing market by continually improving the responsiveness, reliability, services and features of our network and by developing new features and applications to meet customer needs. If we are unable to respond successfully to these developments or do not respond in a cost-effective way, we may not be able to offer competitive services.



WE MAY NOT BE ABLE TO EXPAND AND UPGRADE OUR NETWORK ADEQUATELY AND COST-EFFECTIVELY TO ACCOMMODATE ANY FUTURE GROWTH.



    Our Internet telephony business requires that we handle a large number of international calls simultaneously. As we expand our operations, we expect to handle significantly more calls. We will need to expand and upgrade our hardware and software to accommodate such increased traffic. If we do not expand and upgrade quickly enough, we will not have sufficient capacity to handle the traffic and growth in our operating performance would suffer. Even with such expansion, we may be unable to manage new deployments or utilize them in a cost-effective manner. In addition to lost growth opportunities, any such failure could adversely affect customer confidence in the iBasis Network and could result in us losing business outright.



IF WE FAIL TO MANAGE OUR GROWTH, WE COULD LOSE CUSTOMERS.



    We have grown rapidly to date and expect to continue to grow rapidly. In order to increase the number of our customers and the size of our operations, we will need to improve our administrative, accounting, operating systems and controls, as well as integrate those of PriceInteractive following the merger. We may need to redesign several internal systems. Our attention to these matters may distract us from other aspects of our business. Moreover, failure to implement new systems and controls, or to integrate those of PriceInteractive, may hamper our ability to provide services to customers and may impair the quality of our services which could result in the loss of customers.



OUR REVENUE WOULD DECLINE SIGNIFICANTLY IF WE LOSE ONE OR MORE OF OUR MOST SIGNIFICANT CUSTOMERS.



    We generate much of our revenue from a limited number of customers. Customers may discontinue their use of our services at any time, and without notice. Therefore, in any given quarter, we would lose a significant amount of revenue if we lost one or more of our major customers.

WE DEPEND ON OUR KEY PERSONNEL AND MAY HAVE DIFFICULTY ATTRACTING AND RETAINING THE SKILLED EMPLOYEES WE NEED TO EXECUTE OUR GROWTH PLANS.



    WE DEPEND HEAVILY ON OUR KEY MANAGEMENT. Our future success will depend, in large part, on the continued service of our key management and technical personnel, including Ofer Gneezy, our President and Chief Executive Officer, Gordon VanderBrug, our Executive Vice President, Michael Hughes, our Chief Financial Officer, and Charles Giambalvo, our Senior Vice President of Worldwide Sales. If any of these individuals or others at the Company are unable or unwilling to continue in their present positions, our business, financial condition and results of operations would suffer. We do not carry key person life insurance on our personnel. While each of the individuals named above has entered into an employment agreement with us, these agreements do not ensure their continued employment with us.



    WE WILL NEED TO ATTRACT SKILLED PERSONNEL TO EXECUTE OUR GROWTH PLANS. Our future success will depend, in large part, on our ability to attract, retain and motivate highly skilled employees, particularly engineering and technical personnel. Competition for such employees in our industry is intense. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining employees with appropriate qualifications. We may not be able to retain our employees or attract, assimilate or retain other highly qualified employees in the future. If we do not succeed in attracting and retaining skilled personnel, we may not be able to grow at a sufficient rate to attain profitable operations.



A FAILURE TO OBTAIN NECESSARY ADDITIONAL CAPITAL IN THE FUTURE ON ACCEPTABLE TERMS COULD PREVENT US FROM EXECUTING OUR BUSINESS PLAN.



    We may need additional capital in the future to fund our operations, finance investments in equipment and corporate infrastructure, expand our network, increase the range of services we offer and respond to competitive pressures and perceived opportunities. Cash flow from operations, and cash on hand may not be sufficient to cover our operating expenses and capital investment needs. We cannot assure you that additional financing will be available on terms acceptable to us, if at all. A failure to obtain additional funding could prevent us from making expenditures that are needed to allow us to grow or maintain our operations.



    If we raise additional funds by selling equity securities, the relative equity ownership of our existing investors could be diluted or the new investors could obtain terms more favorable than previous investors. If we raise additional funds through debt financing, we could incur significant borrowing costs. The failure to obtain additional financing when required could result in us being unable to grow as required to attain profitable operations.



IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, OUR COMPETITIVE POSITION WOULD BE ADVERSELY AFFECTED.



    We rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our intellectual property. Unauthorized third parties may copy our services or reverse engineer or obtain and use information that we regard as proprietary. End-user license provisions protecting against unauthorized use, copying, transfer and disclosure of any licensed program may be unenforceable under the laws of certain jurisdictions and foreign countries. While we do not have any patents pending, following the acquisition of PriceInteractive, we will own rights to certain patents, patent applications, and other additional intellectual property. In addition, we may seek to patent certain software or equipment in the future. We do not know if any of our future patent applications will be issued with the scope of the claims we seek, if at all. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Our means of protecting our proprietary rights in the

United States or abroad may not be adequate and third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights. If we fail to protect our intellectual property and proprietary rights, our business, financial condition and results of operations would suffer.



    We believe that we do not infringe upon the proprietary rights of any third party, and no third party has asserted a material patent infringement claim against us. It is possible, however, that such a claim might be asserted successfully against us in the future. Our ability to provide our services depends on our freedom to operate. That is, we must ensure that we do not infringe upon the proprietary rights of others or have licensed all such rights. Neither we nor PriceInteractive have requested or obtained an opinion from counsel as to whether our services infringe upon the intellectual property rights of any third parties. A party making an infringement claim could secure a substantial monetary award or obtain injunctive relief that could effectively block our ability to provide services in the United States or abroad.



    We and PriceInteractive have received letters and other notices claiming that certain of our and PriceInteractive's products and services may infringe patents or other intellectual property of other parties. To date, none of these has resulted in a material restriction on any use of our intellectual property or has had a material adverse impact on our business. We may be unaware of intellectual property rights of others that may, or may be claimed, to cover our technology or that of PriceInteractive. Current or future claims could result in costly litigation and divert the attention of management and key personnel from other business issues. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement also might require us to enter into costly royalty or license agreements to the extent necessary for the conduct of our business. However, we may be unable to obtain royalty or license agreements on terms acceptable to us or at all. We also may be subject to significant damages or an injunction against use of our proprietary or licenses systems. A successful claim of patent or other intellectual property infringement against us could materially adversely affect our business and profitability.



    We and PriceInteractive rely on a variety of technology, primarily software, that is licensed from third parties. Continued use of this technology by us or PriceInteractive require that we purchase new or additional licenses from third parties. There can be no assurances that we can obtain those third-party licenses needed for our business or that the third party technology licenses that we do have will continue to be available to us on commercially reasonable terms or at all. The loss or inability to maintain or obtain upgrades to any of these technology licenses could result in delays or breakdowns in our ability to continue developing and providing our services or to enhance and upgrade our services.



WE MAY UNDERTAKE ADDITIONAL STRATEGIC ACQUISITIONS IN THE FUTURE AND ANY DIFFICULTIES FROM INTEGRATING SUCH ACQUISITIONS COULD DAMAGE OUR ABILITY TO ATTAIN OR MAINTAIN PROFITABILITY.



    We may acquire additional businesses and technologies that complement or augment our existing businesses, services and technologies. Integrating any newly acquired businesses or technologies could be expensive and time-consuming. We may not be able to integrate any acquired business successfully. Moreover, we may need to raise additional funds through public or private debt or equity financing to acquire any businesses, which may result in dilution for stockholders and the incurrence of indebtedness. We may not be able to operate acquired businesses profitably or otherwise implement our growth strategy successfully.

         RISKS RELATED TO THE INTERNET AND INTERNET TELEPHONY INDUSTRY



IF THE INTERNET DOES NOT CONTINUE TO GROW AS A MEDIUM FOR VOICE AND FAX COMMUNICATIONS AND OTHER ENHANCED SERVICES, OUR BUSINESS WILL SUFFER.



    The technology that allows voice and fax communications over the Internet, and the delivery of other enhanced services and capabilities like VoCore, the Global Spoken Web initiative and PriceInteractive's services, are still in the early stages of development. Historically, the sound quality of calls placed over the Internet was poor. As the Internet telephony industry has grown, sound quality has improved, but the technology requires further refinement. Additionally, as a result of the Internet's capacity constraints, callers could experience delays, errors in transmissions or other interruptions in service. Transmitting telephone calls over the Internet, and other uses of the Internet for our enhanced services, must also be accepted by customers as an alternative to traditional services. Because the Internet telephony market and markets for our enhanced services are new and evolving, predicting the size of these markets and their growth rate is difficult. If our market fails to develop, then we will be unable to grow our customer base and our results of operations will be adversely affected.



IF THE INTERNET INFRASTRUCTURE IS NOT ADEQUATELY MAINTAINED, WE MAY BE UNABLE TO MAINTAIN THE QUALITY OF OUR SERVICES AND PROVIDE THEM IN A TIMELY AND CONSISTENT MANNER.



    Our future success will depend upon the maintenance of the Internet infrastructure, including a reliable network backbone with the necessary speed, data capacity and security for providing reliability and timely Internet access and services. To the extent that the Internet continues to experience increased numbers of users, frequency of use or bandwith requirements, the Internet may become congested and be unable to support the demands placed on it and its performance or reliability may decline thereby impairing our ability to complete calls and provide other services using the Internet at consistently high quality. The Internet has experienced a variety of outages and other delays as a result of failures of portions of its infrastructure or otherwise. Any future outages or delays could adversely affect our ability to complete calls and provide other services. Moreover, critical issues concerning the commercial use of the Internet, including security, cost, ease of use and access, intellectual property ownership and other legal liability issues, remain unresolved and could materially and adversely affect both the growth of Internet usage generally and our business in particular. Finally, important opportunities to grow traffic on the iBasis network will not be realized if the underlying infrastructure of the Internet does not continue to be expanded to more locations worldwide.



WE CANNOT BE CERTAIN THAT OUR ABILITY TO PROVIDE OUR SERVICES USING THE INTERNET WILL NOT BE ADVERSELY AFFECTED BY COMPUTER VANDALISM.



    If the overall performance of the Internet is seriously downgraded by Website attacks or other acts of computer vandalism or virus infection, our ability to deliver our communication services over the Internet could be adversely impacted, which could cause us to have to increase the amount of traffic we have to carry over alternative networks, including the more costly public-switched telephone network. In addition, traditional business interruption insurance may not cover losses we could incur because of any such disruption of the Internet. While some insurers are beginning to offer products purporting to cover these losses, we do not have any of this insurance at this time.



INTERNATIONAL GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES COULD LIMIT OUR ABILITY TO PROVIDE OUR SERVICES OR MAKE THEM MORE EXPENSIVE.



    The regulatory treatment of Internet telephony and our enhanced services offerings outside of the United States varies widely by country. As discussed more fully in the section entitled Government Regulation, a number of countries currently prohibit or limit competition in the provision of traditional voice telephony services. In some of those countries, licensed telephony carriers as well as foreign regulators have questioned our legal authority and/or the legal authority of our partners to offer our services. We may face similar questions in additional countries. If we are forced to suspend or discontinue certain operations as a result of foreign regulatory or legal challenges, this could substantially affect our ability to achieve profitability.



    Some countries prohibit, limit or regulate how companies provide Internet telephony. Some countries have indicated they will evaluate proposed Internet telephony service on a case-by-case basis and determine whether to regulate it as a voice service or as another telecommunications service, and in doing so potentially impose subsidies or other costs on Internet telephony providers. In addition, many countries have not yet addressed Internet telephony in their legislation or regulations. Increased regulation of the Internet and/or Internet telephony providers, or the prohibition of Internet telephony or related services, including our enhanced offerings, in one or more countries, could limit our ability to provide our services or make them more expensive. Finally, international organizations such as the International Telecomunications Union and the European Commission are continuing to examine whether Internet telephony should continue to be subject to light regulation. Adverse recommendations by these bodies could also limit our ability to provide services profitably.



    In addition, as we make our services available in foreign countries, and as we work to enable sales by our customers to end-users in foreign countries, such countries may claim that we are required to qualify to do business in that particular country, that we are otherwise subject to regulation, including requirements to obtain authorization, or that we are prohibited in all cases from conducting our business in that foreign country. We currently have subsidiaries in Argentina, Australia, Brazil, Hong Kong, Japan, Mexico, Peru, the United Kingdom and Singapore, and a branch in the United Arab Emirates. We are authorized to provide services in Belgium, Canada, France, Germany, Italy, Netherlands, Peru, Singapore, Spain, Switzerland, and the United Kingdom, and the United States.



    Our failure to qualify as a foreign corporation in a jurisdiction in which we are required to do so or to comply with foreign laws and regulations could seriously restrict our ability to provide services in such jurisdiction, or limit our ability to enforce contacts in that jurisdiction. Our customers also currently are, or in the future may become, subject to these same requirements. We cannot assure you that our customers are currently in compliance with any such requirements or that they will be able to continue to comply with any such requirements. The failure of our customers to comply with applicable laws and regulations could prevent us from being able to conduct business with them, and would result in a loss of revenue for us. Additionally, it is possible that countries may apply laws to transport services provided over the Internet, including laws governing:



    - sales and other taxes, including payroll withholding applications;



    - user privacy;



    - pricing controls;



    - characteristics and quality of products and services;



    - consumer protection;



    - cross-border commerce, including laws that would impose tariffs, duties and other import restrictions;



    - copyright, trademark and patent infringement; and



    - claims based on the nature and content of Internet materials, including defamation, negligence and the failure to meet necessary obligations.



    If foreign governments or other bodies begin to regulate or prohibit Internet telephony or our other services, this regulation could have a material adverse effect on our ability to attain or maintain profitability.

THE TELECOMMUNICATIONS INDUSTRY IS SUBJECT TO DOMESTIC GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES THAT COULD PREVENT US FROM EXECUTING OUR BUSINESS PLAN.



    While the Federal Communications Commission has tentatively decided that information service providers, including Internet telephony providers, are not telecommunications carriers for regulatory purposes, various companies have challenged that decision. Some Congressional elements are dissatisfied with the conclusions of the FCC and the FCC could impose greater or lesser regulation on our industry. Such regulation could mean imposition of surcharges related to such things as access or universal service. We cannot assure you that state government agencies will not increasingly regulate Internet-related services. Increased regulation of the Internet may slow its growth. This regulation may also negatively impact the cost of doing business over the Internet and materially adversely affect our ability to attain or maintain profitability.



    We are not licensed to offer traditional telecommunications services in any U.S. state and we have not filed tariffs for any service at the Federal Communications Commission or at any state regulatory commission. Nonetheless, as more fully discussed in the section of this prospectus entitled "Government Regulation", aspects of our operations may currently be, or become, subject to state or federal regulations governing licensing, universal service funding, disclosure of confidential communications or other information, excise taxes, transactions restricted by U.S. embargo and other reporting or compliance requirements. This regulation may also negatively impact the cost of doing business and materially adversely affect our ability to attain or maintain profitability.


                         RISKS RELATED TO THE OFFERING

THE MARKET PRICE OF OUR SHARES MAY EXPERIENCE EXTREME PRICE AND VOLUME FLUCTUATIONS FOR REASONS OVER WHICH WE HAVE LITTLE CONTROL.

    The stock market has, from time to time, experienced, and is likely to continue to experience, extreme price and volume fluctuations. Prices of securities of Internet-related companies have been especially volatile and have often fluctuated for reasons that are unrelated to the operating performance of the affected companies. The market price of shares of our common stock has fluctuated greatly since our initial public offering and could continue to fluctuate due to a variety of factors. In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of our management's attention and resources.

PROVISIONS OF OUR GOVERNING DOCUMENTS AND DELAWARE LAW COULD DISCOURAGE ACQUISITION PROPOSALS OR DELAY A CHANGE IN CONTROL.

    Our certificate of incorporation and by-laws contain anti-takeover provisions, including those listed below, that could make it more difficult for a third party to acquire control of our company, even if that change in control would be beneficial to stockholders:

    - our board of directors has the authority to issue common stock and preferred stock, and to determine the price, rights and preferences of any new series of preferred stock, without stockholder approval;

    - our board of directors is divided into three classes, each serving three-year terms;

    - our stockholders need a supermajority of votes to amend key provisions of our certificate of incorporation and by-laws;

    - there are limitations on who can call special meetings of stockholders;

    - our stockholders may not take action by written consent; and

    - our stockholders must provide specified advance notice to nominate directors or submit stockholder proposals.

    In addition, provisions of Delaware law and our stock option plan may also discourage, delay or prevent a change of control of our company or unsolicited acquisition proposals.

                                  IBASIS, INC.


COMPANY OVERVIEW



    We are a leading provider of advanced Internet-based communications services that enable telecommunications carriers and other communications service providers to offer international voice, fax and other enhanced services that combine the flexibility and power of the Internet with the simplicity and ubiquity of the telephone. By outsourcing international communications services to us, our customers are able to lower costs, generate new revenue and quickly extend their business into Internet-based communications services while maintaining service quality comparable to that of traditional voice networks. We have deployed our VoCore hosted unified communications solution that permits our customers to offer a communications solution that unifies the storage of and access to email and voicemail messages as well as faxes. In addition, we are currently working on developing a global communications infrastructure, which we call the Global Spoken Web initiative, for voice sites, voice portals and corporations providing speech-enabled on-line services.



    On December 12, 2000, we entered into a merger agreement with PriceInteractive, Inc. of Reston, Virginia, pursuant to which PriceInteractive will be merged with and into our wholly-owned subsidiary, iBasis Speech Solutions, Inc. (formerly Penguin Acquisition Corp). This merger is subject to specific conditions, including receipt of approval by iBasis stockholders of our issuance of the common shares required to consummate the merger and is expected to close February 27, 2001.



    Founded in 1997, PriceInteractive is a recognized interactive voice response and speech application service provider to Fortune 500 enterprises, telecommunications carriers and operators of e-commerce sites and portals. PriceInteractive also provides a line of interactive voice response services under the name IPort. PriceInteractive's mission is to voice-enable the Internet economy by rapidly extending Web-based applications to telephones and wireless devices. PriceInteractive recently announced its high capacity flagship service, SpeechPort, which makes available "Web-bound" content, customer relationship management applications and e-commerce opportunities to wireless and fixed telephones through an advanced speech recognition interface. PriceInteractive believes that SpeechPort is one of the first hosted services specifically focused on bringing Web content to telephones and wireless devices. Initial customers include AT&T, WorldCom, MicroStrategy and Palm/Anyday.com. SpeechPort enables ubiquitous access to business information in support of e-business, e-commerce, e-customer relationship management, or ERP initiatives. Although the service is designed primarily to extend Web-based applications, it also provides the ability to extend legacy applications to the telephone.



    By connecting these services to the iBasis Network, with its global reach and significantly-reduced network costs, we intend to increase the value and scope of the solutions PriceInteractive provides to its large enterprise and carrier customers. We believe this expanding portfolio of comprehensive, outsourced solutions will enable the combined companies' enterprise and service provider customers to affordably extend global access to customer service solutions from mobile and fixed phones anywhere in the world. We view the acquisition of PriceInteractive as an important step in our strategy to enhance the capabilities of our global voice-over Internet infrastructure with new, speech-enabled services.



INDUSTRY OVERVIEW



    TELECOMMUNICATIONS MARKET OVERVIEW. According to the Gartner Group, a leading market research firm, the global telecommunications market is expected to grow to approximately $1.9 trillion by 2003.

Global deregulation and rapid technological advances have resulted in the emergence of many new communications service providers, increased competition among traditional telecommunications carriers, lower prices, innovative new services and accelerated customer turnover. In their efforts to add and retain customers, communications service providers are looking for ways to cut costs and offer compelling new services, many of which cannot be deployed over traditional telephone networks, but instead require a Voice-over-Internet-Protocol, or VoIP, infrastructure.



    INTERNATIONAL LONG DISTANCE MARKET. The international long distance market is a large and growing segment of the telecommunications market. According to TeleGeography, a market research firm, the total market for international long distance services in 1997 was approximately $65.9 billion. International Data Corporation expects international long distance traffic to grow from
94.9 billion minutes in 1998 to 187.1 billion minutes in 2002. We believe that this growth will accelerate as countries around the world continue to deregulate their telecommunication markets.



    EMERGENCE OF INTERNET TELEPHONY AND NEW SERVICES. Although it has been possible to transmit voice over Internet-Protocol, or IP, data networks since 1995, only recently has the technology improved such that phone-to-phone calls can be transmitted over data networks with quality approaching that of traditional voice networks. In addition, International Data Corporation projects that worldwide Internet telephony will grow from $0.5 billion in 1999, to $18.7 billion in 2004, approximately half of which would be generated by new services, including voice-enabled e-commerce and other enhanced services. International Data Corporation estimates that revenues from unified communications services will grow to $5.7 billion in 2004. Many telecommunications carriers are realizing the need to offer enhanced services to their customers in an effort to reduce customer turnover and increase the minutes of voice traffic carried on their network. We believe it has become increasingly important for telecommunications carriers to offer more than just network infrastructure.



    Using Internet telephony to complete calls offers communications service providers comparable quality costs along with the ability to offer new enhanced services. Some of Internet telephony's principal advantages include:



    - TECHNOLOGICAL EFFICIENCIES. Traditional voice networks use circuit-switching technology, which establishes dedicated lines between an originating and terminating point for the duration of a call. In contrast, Internet telephony is based on packet-switching technology. This technology completes a call by digitizing and dividing a speaker's voice into small packets that travel to their destination along lines carrying packets of other Internet traffic. Packets from multiple calls or faxes can be carried over the same line simultaneously with data from other sources, in part because there are gaps or silence in human conversation, which results in a higher utilization of transmission lines than can be achieved with circuit-switching technology. Unlike circuit-switched traffic, data packets also can be compressed, which means that Internet telephony uses less bandwidth per call than traditional circuit-switched calling. As a result of these features, calls can be completed at a lower cost using Internet telephony. We believe that packet-switched networks, including the Internet, will allow other traditional services to be offered more cost-effectively as well.



    - ECONOMIES OF SCALE. Internet telephony calls are carried over large and rapidly growing data networks. Businesses recently have spent billions of dollars to upgrade their data networks to accommodate dramatic increases in data traffic. According to TeleGeography, the total bandwidth used for data surpassed that used for voice in the United States long distance market in 1998. This growth is driven largely by continuing technological innovation and the rapid expansion of the Internet as a global medium for communications and commerce. As data networks continue to grow, communications service providers should benefit from greater economies of scale and be able to offer Internet-based services, such as Internet telephony, more cost effectively than services delivered over traditional voice networks.

    - OPPORTUNITY TO BY-PASS INTERNATIONAL SETTLEMENT RATES. Traditional international long distance calls are completed over international voice networks. These networks are often owned by government bodies or telecommunications carriers who charge settlement rates or tariffs for their use. Although these fees are being reduced or eliminated, international calls routed over the Internet bypass a significant portion of these fees, and as a result can generally be completed at lower cost.



    - ADDITIONAL CHANNEL FOR CARRIERS. Even the world's largest carriers regularly outsource their voice and fax traffic, to take advantage of the lowest-cost provider to a particular destination, and partner with companies that can provide additional communications channels. Internet telephony offers an opportunity for service providers with access to the necessary VoIP technology to develop networks that can provide these additional channels.



    - MORE SERVICES AND EASIER ROLL OUT. In contrast to the closed, proprietary structure inherent in traditional circuit-switched voice networks, Internet telephony embraces an open architecture and open standards, which facilitates innovation at lower costs. Traditional voice networks have been designed specifically to provide one basic service, making it difficult to introduce new services over those networks. In contrast, data networks convert all services into data packets, and allow for the introduction of a wide and enhanced variety of packet-based services that were not possible over the traditional network. Since the roll-out of new services does not necessitate network-wide upgrades, it is easier for communications service providers to deploy new services quickly. While voice and fax are the dominant services provided today, additional services, such as Internet call-waiting, unified messaging, unified communications, speech applications and IP-based conferencing, can be provided over data networks.



    DEMAND FOR INTERNET TELEPHONY SOLUTIONS. While there are many reasons for telecommunications carriers and other communications service providers to take advantage of Internet telephony, for the most part, they have been slow to establish in-house Internet telephony capability for a number of reasons. These reasons may include:



    - lack of adequate Internet telephony technology until recently;



    - lack of trained and experienced IP engineering talent;



    - prior substantial investment in circuit-switched networks and the associated expertise;



    - a hesitation to build new networks and cannibalize traffic from their traditional voice networks; and



    - concerns over quality and or reliability.



    Developing an international Internet telephony network for a substantial portion of a communications service provider's traffic would also be expensive and time-consuming, requiring each service provider to negotiate agreements in each country where it would like to be able to complete calls. Therefore, many communications service providers are looking to outsource their Internet telephony services.



    To date, however, few Internet telephony providers have been able to offer the quality, reliability and back-office support necessary to meet the larger carriers' strict requirements. In addition, most Internet telephony providers do not have the international presence to be able to complete calls to a sufficient number of destinations and do not have the capacity to carry the volume of traffic required by carriers to any given location.



    DEMAND FOR UNIFIED MESSAGING SOLUTIONS. Service providers, such as competitive local exchange carriers and wireless communications providers, face increased competition, falling margins and growing customer turnover. Unified messaging offers a higher-margin value-added service that provides service providers the ability to attract new customers while retaining their current customer base.



    DEMAND FOR SPEECH-ENABLED ON-LINE SERVICES. An increasing number of companies are deploying speech recognition technology on servers connected to a telephone as an interface to the public in an effort to reduce the costs of operating call centers while providing new and existing high quality customer, business and employee services available globally, regardless of time of day or local time zone. In addition, a new class of Internet portal, which provides access to speech-enabled Internet sites and speech-enabled business applications and intranets via wireless and wireline telephones, is being deployed in the U.S. and abroad.



THE IBASIS SOLUTION



    As our core business, we provide advanced Internet-based communication services to telecommunications carriers and other communications service providers. Our solution enables communications service providers to outsource their international voice, fax and other enhanced services over the Internet at substantially lower costs than over traditional networks while maintaining a high quality of service. We provide our customers access to the iBasis Network, our international, scaleable, standards-based Internet telephony network, through "Internet branch offices," as described under "The iBasis Network" below, strategically located in major cities in the U.S., Asia, Latin America, Europe and Africa. Our services provide the following key benefits to our customers:



    HIGH QUALITY VOICE AND FAX TRANSMISSIONS. Our network and proprietary technology enables us to complete international voice and fax calls with quality comparable to that of traditional circuit-switched voice networks. This is supported by the fact that carriers are able to provide our Internet telephony services to their customers undifferentiated from their traditional services. Through our global network operations center and proprietary Assured Quality Routing software, we are able to monitor our network and re-route traffic over alternative Internet backbone connections, dedicated private lines or traditional circuit-switched lines when necessary to maintain high quality. This enables us to provide consistently high quality services to communications service providers.



    COST EFFECTIVE SOLUTIONS. Our transmission costs are lower because packet switching is more efficient than traditional circuit switching. In addition, we leverage the Internet to deliver traffic, which results in lower costs than transmission alternatives that deploy dedicated connections. Our packet-based scaleable solution also allows us to better match our investment in equipment with capacity needs, and provide lower cost world-class operating support systems. Also, we are currently able to circumvent many of the international tariffs or settlement rates associated with some international calls over circuit-switched voice networks, producing additional cost savings.



    INTERNATIONAL HIGH-CAPACITY NETWORK. The iBasis Network is a growing international network that allows us to complete calls worldwide. During our fourth quarter ended December 31, 2000, we transported approximately
228 million minutes of traffic over the more than 11,500 lines we have deployed internationally.



    FLEXIBLE BACK OFFICE SOLUTION THAT FACILITATES NEW SERVICES AND EFFECTIVE BUSINESS MANAGEMENT. We provide communications service providers with an integrated network, making possible advanced reporting and monitoring that customers can access from an easy-to-use Web-based application. The flexibility of our back office systems allows us to provide timely statistics and integrated billing that enables a communications service provider to manage its costs more effectively and offer new services more readily.



    EASE OF DEPLOYMENT AND TIME TO MARKET. We enable carriers to route calls over our network in a timely and cost effective manner. Most carriers and other communications service providers need no special equipment or technical expertise in order to access our services as connections are made in the same manner as traditional voice-based services. Our solution shortens communications service providers' time-to-market by enabling them to complete calls to any country on our network without experiencing the delays typically incurred in establishing separate contracts with local service providers in each country.



    OPEN, SCALEABLE ARCHITECTURE DESIGNED FOR NEW SERVICES. Our network architecture is open, scaleable and standards-based. This allows for fast deployment of services to new countries and enables us to offer other enhanced services over our network quickly and easily. We currently offer voice, fax, billing and VoCore unified messaging services and intend to offer other new, enhanced voice services as part of our Global Spoken Web offering and pending PriceInteractive acquisition.



    COMPETITIVE ADVANTAGES WITH VOCORE. Our VoCore offering is our hosted unified messaging solution that provides customers with a way of creating new revenue sources from fully unified mailboxes accessible by phone, browser or standard email, for sending and receiving voicemail, email and facsimiles. VoCore's carrier-class messaging offerings leverage OpenWave's unified messaging platforms, including email and directory services, EMC's robust enterprise storage systems, and carrier-grade application servers from Sun Microsystems and Hewlett Packard. Because our unified communications solution supports open IP standards, it allows the development of new add-on services that enhance the offering as they become available.



    COMPETITIVE ADVANTAGES WITH GLOBAL SPOKEN WEB. The goal of our Global Spoke Web business unit is to leverage four major trends that we have identified:
(1) the growing quantity of information, including both text and multimedia content, that can be reached via the Internet and intranets, (2) the increase in the number of enterprises that are leveraging automated call centers to lower costs and increase customer satisfaction, (3) the increasing demand for mobile access to data via cellular telephones and other wireless devices, and (4) the continued growth in the number of telephones being installed world-wide. Using the iBasis Network as its core, the Global Spoken Web initiative is trying to build a community of interconnected speech-enabled Web sites that can be reached by telephones and IP devices using the iBasis Network. Enhanced services, content delivery and a billing infrastructure are part of this vision.



THE IBASIS NETWORK



    The iBasis Network is our international network, over which we deliver large volumes of high quality international voice, fax and other enhanced services at significant cost savings to our customers. During our fourth quarter ended December 31, 2000, we transported approximately 228 million minutes of traffic over our network. The iBasis Network consists of four principal elements:



    - "Internet central offices" and "Internet branch offices" that translate voice to data for transmission and reception over a data network;



    - the transmission medium, which is principally the Internet;



    - Assured Quality Routing, our proprietary software; and



    - our global network operations center, from which we oversee and coordinate the operation of the gateways and the transmission network.



    INTERNET CENTRAL OFFICES AND INTERNET BRANCH OFFICES. Our customers can interconnect with the iBasis Network by connecting dedicated voice circuits from their facilities to one of our strategically located Internet central offices, located in: Amsterdam; Cambridge, Massachusetts; Frankfurt; Hong Kong; London; Los Angeles; Miami; New York; Paris; Singapore; Stockholm; Sydney; Tokyo; and Toronto. Alternatively, our customers may elect to install an iBasis Internet branch office directly at their facilities to eliminate the cost of carrying traffic from their facilities to one of our Internet central offices. Internet branch offices are scaleable and flexible platforms built primarily using Cisco Systems' equipment and optimized for interconnection with the iBasis Network. Internet branch offices receive calls through a local carrier's switched network. Gateways in each Internet branch office digitize, compress and packetize voice and fax calls and then transmit them over the Internet. At the destination, another Internet branch office reverses the process and the call is switched back from the Internet to a local carrier's circuit-switched network in the destination country. The scalability of the Internet branch offices permits us quickly to increase capacity in discrete increments at relatively low cost, either for a region or a customer. In addition, the Internet branch office flexible architecture is designed to easily integrate and support the new services we intend to offer. Our IBOExpress product is a solution that expedites deployment of the Internet branch office. The iBasis Network currently has Internet central offices or Internet branch offices in more than 45 countries.



    THE INTERNET. Because of its global coverage, rapid growth and flexible connectivity, we use the Internet to transmit the substantial majority of our voice and fax traffic and deliver other enhanced voice services. By using the Internet, we avoid having to build a private, dedicated network of fiber and cable connections, which would delay our time-to-market in many locations and would be more costly to deploy. We have addressed the challenges of using the Internet by:



    - selecting only high quality, service-oriented Internet service providers as our vendors;



    - purchasing high-speed connections into the Internet backbone; and



    - continuously monitoring the quality of the connections between each Internet branch office and the Internet.



    We also use data transmission over private leased lines or traditional circuit-based voice networks where the Internet is not available or would not permit us to meet our quality standards.



    ASSURED QUALITY ROUTING. We have deployed a proprietary software application, Assured Quality Routing, to maintain high quality voice and fax service. This application monitors the quality of calls placed over our network by applying defined quality parameters to each processed call. These quality parameters include measures of voice and fax quality that are important to carriers including overall voice quality, call completion rates and post-dial delay. The system alerts us whenever the transmission quality drops below specific thresholds enabling us to temporarily route subsequent calls to a circuit-switched network or an alternate Internet-based network to restore high quality.



    GLOBAL NETWORK OPERATIONS CENTERS. We manage our network of Internet central offices and Internet branch offices around the world and implement our proprietary Assured Quality Routing software through our global network operations center which is located in Burlington, Massachusetts. Our global network operations center are comprised of leading network management tools from Hewlett-Packard and a number of other vendors that permit us to monitor, test and diagnose all components of the iBasis Network. As part of monitoring the iBasis Network, the global network operations center also monitors the hardware and software used in our VoCore unified communications offering. The global network operations centers are staffed and running 7 days a week, 24 hours a day, complete with:



    - real-time, end-to-end monitoring and analysis of call behavior patterns on the iBasis Network to identify and address potential problems before they become serious and to anticipate issues related to network growth;



    - system redundancy, including power back-up and multiple network paths; and



    - a help desk, which allows us to respond to our customers problems on a timely basis.

OUR SERVICES



    Our current services include international voice and fax call completion, and VoCore, our hosted unified communication solution. We also provide customers with access to our Web-based traffic analysis and reporting service called Interactive Traffic Analysis Center, or iTrac. Customers have the option to purchase these services as a complete suite or separately.



    INTERNATIONAL VOICE AND FAX SERVICES. We offer international voice and fax call completion services and other enhanced services that provide our customers a high quality, low-cost alternative for international voice and fax transport of phone-to-phone or fax-to-fax calls placed by their business and residential customers. Our proprietary Assured Quality Routing software and Web-based extranet are important components of our services and are integrated elements of our advanced operational support systems.



    We offer service level agreements to our international customers. These service level agreements for international termination services guarantee customers sending calls over our network call completion rates equivalent to or better than those provided by alternative networks, including the public-switched telephone network. The call completion rate, known in the telecommunications industry as the answer seizure ratio, represents the percentage of calls out of all attempts that are successfully completed. The higher the answer seizure ratio, the more reliable the network and the more billable calls that result for a carrier.



    INTERACTIVE TRAFFIC REVENUE ANALYSIS CENTER. iTrac is proprietary Web-based traffic reporting analysis software that enables our customers to better manage their operations through real-time information exchange. iTrac provides statistics on service quality and traffic volume, helping customers to quickly address service issues and more effectively plan traffic routing and network capacity. This traffic information are delivered in a cost-efficient manner using sophisticated and secure extranet technologies that our customers access using a standard Web browser.



    UNIFIED MESSAGING. We have deployed our VoCore hosted unified messaging solution infrastructure on the iBasis Network. This enhanced service offering will permit our customers to offer a communications solution that unifies the storage of and access to email and voicemail messages as well as faxes. With the proliferation of messaging worldwide and as people send more email, voicemail and faxes, unified messaging services will allow subscribers to access these different message types from the commonly-used communication devices, such as telephones and personal computers.



    FUTURE SERVICES. We intend to add new services that leverage components of the iBasis Network to generate additional sources of revenue. We believe that our ability to deploy new Internet-based communication services makes us an attractive partner for application developers. We also believe that the ability to offer these new services will be beneficial to our customers, regardless of whether they directly charge their end-users for these services, because they will help our customers attract new subscribers and retain an "up-sell" to their existing subscriber base. Some of the services that we may choose to introduce in the future include:



    - GLOBAL SPOKEN WEB. We plan to provide the global communications infrastructure for voice sites and voice portals. Corporations that currently have voice sites may be able to take advantage of the iBasis Network to make these voice sites accessible as local calls from wirelined and wireless phones around the world. For example, a business executive traveling in Japan may wish to call her U.S.-based airline's reservation system to make a flight change. Rather than having the airline charged for an expensive international long distance call, the traveler may be able to access the voice site by placing a less costly local call into a Tokyo point of presence on The iBasis Network, over which we can transport the call internationally to the airline reservation system. Beyond this, we plan to leverage the Internet infastructure to enable the interconnection of these voice sites and portals.

    - BASIC MESSAGING SERVICES. We may offer additional basic messaging services, including outsourced voicemail, store-and-forward fax, or faxmail, and email.



    - OTHER ADVANCED MESSAGING SERVICES. We may offer other advanced messaging services including: single-number reach, which allows subscribers to consolidate existing office, home, and mobile numbers into a single contact or "follow-me" number; Internet call management services such as caller ID, call waiting and call forwarding; and message delivery that includes the recording and scheduling of a message, repeated delivery attempts and message delivery confirmation. These services may in some cases leverage components of our network to provide international call-termination services and operational support services.



    - INFORMATION SERVICES. We may offer Internet-based information services that deliver detailed, metered billing information that can help customers to understand better how their network is being used.



    - DIRECTORY SERVICES. We may offer subscriber-based directory services that maintain important customer information. This would enable communications service providers to customize and automate their services.



    - INTERNET AND CIRCUIT-SWITCHED INFRASTRUCTURE. We may offer circuit-switched access, dedicated Internet access, and equipment co-location services to help our customers meet their time-to-market objectives.



    - CONFERENCING SERVICES. We may offer audio, video and data conferencing services.



    - BILLING SERVICES. We may offer outsourced billing services such as on-line bill presentment and Internet telephony clearinghouse settlement services.



MARKETS AND CUSTOMERS



    Telephone companies can be segregated by size into first tier, second tier and third tier carriers. Generally, first tier carriers are large domestic and international carriers, such as MCI WorldCom, Cable & Wireless, and certain government-affiliated dominant carriers, such as the Japanese telecommunications carrier KDD. First tier carriers generally have annual revenues in excess of $2 billion. Second tier carriers have revenues generally in the $750 million to $2 billion range, but have fewer direct operating agreements with other carriers and fewer international facilities. Third tier carriers are typically switch-based resellers with revenues of less than $750 million.



    The majority of traffic over The iBasis Network is from Tier One and Two carriers in the United States, who transmit voice and fax traffic through our New York or Los Angeles Internet central offices for completion overseas. As of December 31, 2000, we were providing services to eleven of the top twelve virtually all of the highest-volume United States-based international carriers. The ability to provide quality consistently acceptable to these classes of carriers is of vital importance because these carriers often have traffic volumes that regularly overflow their capacity.



    Overseas, we have established relationships with in-country companies and local service providers that have local market expertise and relationships to build strong businesses. Some of our overseas partners/customers are very large, well-established national carriers. Others are emerging carriers or Internet service providers who are able to provide the services necessary to terminate minutes for us in their country. During 2000, we also experienced significant increase in the volume of traffic originated from overseas carriers, which represents a substantial growth opportunity for iBasis. As of December 31, 2000, iBasis provided traffic exchange services for more than 100 carriers worldwide.



    Our unified messaging services are directed at service providers such as competitive local exchange carriers, wireless, cable, application service providers and Internet service providers. As of

December 31, 2000, we had not generated any revenue from the provision of unified messaging services.



SALES AND MARKETING



    SALES STRATEGY. Our sales efforts for Internet telephony and unified messaging target leading telecommunications carriers both in the United States and overseas. Our sales force, comprised of experienced personnel with well-established relationships in the telecommunications industry, is frequently supplemented by senior members of management. In the United States, we sell directly to carriers and have successfully developed brand-awareness and beneficial relationships through numerous channels including the Web, trade shows, speaking engagements and joint marketing programs. The ability to provide quality acceptable to leading carriers is a prerequisite for selling to them and others. Major carriers have traffic that frequently exceeds their capacity and compels them to seek alternative channels that offer comparable quality, particularly where those channels can offer better pricing. Our sales process often involves a test by our potential customers of our services in which they route traffic over our network to a particular country. Our experience to date has been that once a carrier has begun to use our network for a single country and has found our quality to be acceptable, the sales process for other countries becomes easier.



    In overseas markets, we seek to establish relationships with local service providers that have the local market expertise to provide the termination services we need. We believe that our ability to terminate a substantial number of minutes through these local service providers makes us an attractive partner. We also offer licensed international carriers in overseas markets the opportunity to benefit from the favorable economics of Internet telephony by sending their international long distance traffic to the iBasis Network for transport and termination in other countries. This represents a significant opportunity for revenue growth distinct from the growth in traffic from U.S.-based carriers.



    We have established sales offices providing sales coverage in Latin America and the Caribbean, Europe, the Middle East and Africa, and in the Asia/Pacific regions and in North America.



    MARKETING STRATEGY. Our marketing strategy includes aggressive public relations campaigns, outreach to and interaction with industry analysts, participation in industry trade shows and conferences, and a comprehensive Website at WWW.IBASIS.NET. We have engaged public relations firms on a regional basis to conduct campaigns that support our positioning as the preeminent provider of advanced Internet-based communications services. We aggressively pursue favorable coverage in the trade and business press and participate in and place executive speakers at a variety of industry trade shows and conferences, including Voice on the Net, the International Telecommunications Union events, The Telephone Voice User Interface Conference, and other focused sales, marketing and industry events. We believe our Website will continue to be an effective marketing tool in international markets.



STRATEGIC TECHNOLOGY RELATIONSHIPS



    We have entered into strategic technology relationships with a number of leading technology providers in the Internet telephony industry, including Cisco Systems and Digiquant, formerly known as Belle Systems. We believe that our strategic technology relationships are important because they give us early access to new technologies and because many of our strategic relationship partners are an important part of our sales and marketing programs.



CISCO SYSTEMS



    As a Cisco Alliance Partner, we have access to Cisco's sales, marketing and technical resources to aid our global expansion. We understand that Cisco has selected fewer than 30 companies to participate in this program. The Cisco sales and marketing resources available to us under this program include matching funds for selected marketing activities, joint-sales calls, event sponsorship and seminar support. In addition, as a Cisco Alliance Partner, we have access to Cisco technical resources and early opportunities to bring new products and features to the marketplace. Currently, we are engaged in three beta programs with Cisco for new products and features. We also conduct joint sales and marketing programs with Cisco, participate with Cisco in industry trade shows and periodically meet with consultants at Cisco's executive briefing center. Under the terms of our alliance agreement with Cisco, we have committed to appoint Cisco as our preferred vendor.



    In addition, the iBasis Network has been designated by Cisco as a certified Cisco Powered Network-TM-. This designation permits us to leverage Cisco's significant worldwide brand equity by displaying the Cisco Powered Network-TM-trademark in our literature and exhibits. In June 2000, iBasis was the first company to receive Cisco Powered Network-TM- status for unified communications.



DIGIQUANT SYSTEMS (FORMERLY BELLE SYSTEMS)



    We also have a strategic alliance with Digiquant A/S, formerly Belle Systems, a leading provider of billing systems for Cisco-based IP Networks. Digiquant billing solutions are based on an architecture that provides the scalability and flexibility that is critical to our continued success in deploying IP-messaging services.



    Under the agreement, we license computer software from Digiquant that allows us to integrate their billing system into our network; in exchange we pay product and license fees, which for specified products are not to exceed the lowest price offered by Digiquant to any of its customers for the same or similar products. Digiquant will provide general service and support for the system, and use its best efforts to provide any additional assistance for a reasonable price, also not to exceed the lowest prices charged by Digiquant to other customers. The agreement also contains a limited warranty for the system, a mutual non-disclosure obligation, and a source code escrow at our expense.



COMPETITION



    As described in "Risk Factors", the market for international voice and fax call completion services is highly competitive. We face competition from a variety of sources including large communications service providers with more resources, longer operating histories and more established positions in the telecommunications marketplace, some of whom have begun to develop Internet telephony capabilities. We also compete with small companies who have focused primarily on Internet telephony or unified communications. We believe that we compete principally on quality of service, price and bandwidth. We also expect that the ability to offer enhanced service capabilities, including new services, will become an increasingly important competitive factor in the near future.



TELECOMMUNICATIONS COMPANIES AND LONG DISTANCE PROVIDERS.



    Large carriers around the world carry a substantial majority of telecommunications traffic. Many of these carriers, such as British Telecom and Deutsche Telecom, have started or begun to deploy packet-switched networks for voice and fax traffic. These carriers retain substantial resources and have large budgets available for research and development. In addition, several companies, many with significant resources, such as Level 3 and Qwest Communications, are building fiber optic networks, primarily in the United States, for Internet telephony traffic. These networks can be expected to carry voice and fax and these newer companies may expand into international markets.



    The nature of the telecommunications marketplace is such that carriers regularly buy from and sell to each other. Major carriers have multiple routes to virtually every destination, and frequently buy and sell based on the strength and capacity to a particular country. We have relationships with many of these carriers and have carried traffic for them in the past. We expect to continue to exchange traffic with many of these companies in the future, even as they begin to devote more resources to competing in the Internet telephony market.



INTERNET TELEPHONY SERVICE PROVIDERS



    A number of companies have started Internet telephony operations in last few years. Concert Clearinghouse, and ITXC sell international voice and fax over the Internet and compete directly with us. Other Internet telephony companies, including Net2Phone, are currently focusing primarily on the retail market and personal computer-based Internet telephony, but may compete more directly with us in the future.



UNIFIED MESSAGING PROVIDERS



    Numerous companies offer a complete unified messaging solution or a specific subset of unified communication functionality. Some companies only offer a retail unified messaging solution which, in some cases, provide limited services for no charge. We have now teamed with OpenWave, which offers such services. Other companies may provide a full complement of VoCore-type services to compete with our offering in the future.



SPEECH-ENABLED ON-LINE SERVICES PROVIDERS



    Several companies are offering various speech recognition and telephone Web-access applications. Although some of these companies have established customers and revenues, in many cases, these companies cannot provide the global reach that the iBasis Network offers.



    PriceInteractive's primary competitors are traditional interactive voice response companies that are attempting to enter the speech recognition arena, new speech application service provider, or ASP, entrants and business-to-consumer portals attempting to provide speech-enabled application service provider services.



    In addition to the direct competitors described above, PriceInteractive faces potential competition from--as well as partnering opportunities with--several other types of businesses that may enter or border on the speech ASP space. These include (1) mainstream application service providers that may forward integrate into the communications or Speech ASP space and (2) other specialized ASPs, such as Internet telephony ASPs, like iBasis, or application roll-up ASPs, that may enter the speech market. Internet data center companies as well as hosting companies could either forward-integrate by incorporating Speech ASP offerings similar to PriceInteractive's or form strategic alliances with competitive entities.



    Recently, large communications carriers have increasingly emphasized value-added, enhanced services, such as complex hosting. In addition, integrated communications providers may increasingly focus on hosting to more tightly bind themselves to customers and to create higher profit margins.



    Finally, there are a number of startup companies offering voice portals. These companies do not compete with PriceInteractive directly, but rather with some of its customers, as they provide a focused and integrated speech, content and E-commerce service. AudioPoint, a Washington, D.C. based voice portal to popular Web functions, is now offering such services. This development-stage company is approximately 10% owned by PriceInteractive.



    PriceInteractive believes that customers focus on the following elements when selecting a Speech ASP: references, integration capabilities, and a vendor with the staying power to be a long-term strategic partner. We believe the combined companies will be positioned to respond favorably to these criteria and that the combined company's client base, expertise in developing hundreds of applications, and high capacity platform are key competitive differentiators.

GOVERNMENT REGULATION



    DOMESTIC REGULATION OF THE INTERNET AND INTERNET TELEPHONY. We believe that under United States law, the Internet-related services that we provide constitute information services, rather than telecommunications services. As such, our services are not currently regulated by the Federal Communications Commission or state agencies responsible for regulating telecommunications carriers, although aspects of our operations not wholly related to the Internet may be subject to state or federal regulation such as regulations governing licensing, universal service funding, confidentiality of communications, copyright and excise taxes. However, several efforts have been made to enact federal legislation that would either regulate or exempt from regulation services provided over the Internet. Therefore, we cannot assure you that one or more of the services we provide will not be regulated in the future. Increased regulation of the Internet may slow its growth by negatively impacting the cost of doing business over the Internet. This would materially adversely affect our business, financial condition and results of operations.



    We also cannot assure investors that Internet telephony will continue to be lightly regulated by the FCC and state regulatory agencies. Although the FCC has determined that, at present, information service providers, including Internet telephony providers, are not telecommunications carriers, we cannot be certain that this position will continue. If the FCC determines that Internet telephony is subject to regulation as a telecommunications service, it may subject providers of Internet telephony services to traditional common carrier regulation and/or require them to make universal service contributions and pay access charges where they do not already through terminating providers. It is also possible that the FCC will adopt a regulatory framework for Internet telephony providers different than that applied to traditional common carriers. Finally, Congressional dissatisfaction with the FCC's conclusions regarding Internet telephony could result in legislation requiring the FCC to impose greater or lesser regulation. Any change in the existing regulation of Internet telephony by the FCC or Congress could materially adversely affect our business, financial condition and results of operations.



    In addition to the FCC and Congress, the Office of Foreign Asset Control of the U.S. Department of the Treasury, or OFAC, administers the United States' sanctions against certain countries. OFAC rules restrict many business transactions with such countries and, in some cases, require that licenses be obtained for such transactions. We may currently, or in the future, transmit telecommunications between the U.S. and countries subject to U.S. sanctions regulations and undertake other transactions related to those services. We have undertaken such activities in reliance on our good faith interpretation of the sanctions regulations. We cannot assure you that OFAC will agree with our interpretation or position. We have contacted OFAC about certain such transactions, and are in the process of seeking approval, if necessary, for any such transactions.



    State regulatory authorities and legislators may also assert jurisdiction over the provision of intrastate Internet telephony services. While we do not currently provide intrastate services and have no current plans to do so, additional regulation of Internet telephony by the states could preclude us from entering the intrastate market, or make entrance more difficult or costly.



    In addition to Internet telephony, we provide other services over the Internet infrastructure such as VoCore unified communications and calling card services. We believe that our VoCore unified communications services are not subject to federal or state regulation. Indeed, certain features of the VoCore unified communications service, such as the voicemail, electronic mail, and facsimile services, have been expressly found by the FCC to be an enhanced service not subject to regulation. In addition, we secure telephony functions from other providers, such as numbering resources for local or toll-free access to voicemail. We provide this service, in part, by collocating equipment connected to the public Internet with competitive local exchange providers around the country. Because we purchase these services as an end-user, we do not believe that we are subject to any associated regulation. However, some of the other VoCore unified communications features, which are integrated as part of a package of features, are less easily classified as unregulated services. These features could include outbound calling which, if standing alone and not carried over the Internet, could be regulated as a traditional telephony service. Such regulations could impose on us or our wholesale customers requirements such as licensing, universal service contributions and other subsidies and surcharges, and the requirement to file tariffs containing terms and conditions of service.



    Our prepaid international calling card services are offered to international carrier customers, some of which provide these services to end-user customers, enabling them to call to their home countries over the iBasis network when traveling in the U.S. Although the calling cards are not marketed or intended for domestic interstate or intrastate use, we have not blocked the ability to place such calls or required our wholesale customers to show evidence of their compliance with United States and state regulations. As a result, there may be incidental domestic use of the cards. Domestic calling may employ transport and switching that is not connected to the Internet and, therefore, may not enjoy the lighter regulation to which our Internet-based services are subject. Because we are a wholesale carrier, we do not believe that we are subject to federal or state regulation for the possible uses of these services described here and, accordingly, we have not obtained state licenses, or filed state or federal tariffs, or undertaken other possible compliance steps. There can be no assurance that the FCC and state regulatory authorities will agree with our position. If they do not, we could become subject to regulation at the federal and state level for these services, and could become subject to licensing and bonding requirements, and federal and state fees and taxes, including universal service contributions and other subsidies.



    The FCC also requires that all calling card service providers that enable users to place toll-free calls from payphones in the United States to compensate the payphone operator for each call placed from a payphone. Future change in FCC payphone compensation rules and/or the failure of a company that provides toll-free numbers to us to compensate payphone companies could affect our revenues.



    Finally, Congress continues to consider and adopt legislation that regulates certain aspects of the Internet, including online content, user privacy, and taxation. In addition, Congress and other federal entities have considered other proposals that would further regulate use of the Internet. These proposals address a wide range of issues including Internet "spamming," database privacy, gambling, pornography and child protection, Internet fraud, privacy, and digital signatures. Similarly, various states have adopted or are considering Internet-related legislation. Increased regulation of the Internet may slow its growth, which may negatively impact the cost of doing business over the Internet and materially adversely impact our business, financial condition and results of operations.

    INTERNATIONAL GOVERNMENT REGULATION OF THE INTERNET AND INTERNET
TELEPHONY. We provide our Internet telephony services in various countries in Europe, Asia, Latin America, Africa and the Middle East. The regulatory treatment of Internet telephony and other iBasis services in these countries varies widely and is subject to constant change. Until recently, most countries either did not have regulations addressing Internet telephony or other VoIP services such as unified messaging and calling cards, classifying these services as unregulated enhanced services. As the Internet telephony market has grown and matured, increasing numbers of regulators have begun to reconsider whether to regulate Internet telephony and other VoIP services. Some countries currently impose little or no regulation on Internet telephony or VoIP services, as in the United States. Conversely, other countries that prohibit or limit competition for traditional voice telephony services generally do not permit Internet telephony or VoIP services or strictly limit the terms under which it may be provided. Still other countries regulate Internet telephony and VoIP services like traditional voice telephony services, requiring Internet telephony companies to make universal service contributions and pay other taxes, countries may also determine on a case-by-case basis whether to regulate Internet telephony and VoIP services as voice services, as enhanced services or as another service. The varying and constantly changing regulation of Internet telephony and VoIP in the countries in which we currently provide or may provide services may materially adversely affect our business financial condition and results of operations.



    The European Union, for example, distinguishes between voice telephony, which may be regulated by the member states, and other enhanced services, which are fully liberalized. With regard to Internet telephony, the European Commission has made pronouncements that at present, Internet telephony should not be considered voice telephony and should not be regulated as such by their members. However, the Commission noted that providers of Internet telephony whose services satisfied the European Union's definition of voice telephony could be considered providers of voice telephony and could be regulated by the member states. Moreover, Commission pronouncements are not binding on the member states. Therefore, there can be no assurance that the services provided by us in the European Union will not be deemed voice telephony and, accordingly, subject to heightened regulation by one or more European Union countries in the future.



    We also provide our services in countries where the regulation of Internet telephony is more restrictive than in the United States and the European Union. Despite this, we have found service partners in various countries who can establish an Internet branch office, and in some countries where we have planned to deploy an Internet central office, we have been able to obtain regulatory approval to provide the full range of iBasis services. Changes in the regulatory regimes of countries where we do businesses currently, that may have the effect of limiting or prohibiting Internet telephony or other iBasis services, or that impose new or additional regulatory, universal service, tax or financial requirements on providers of such services, could result in our being unable to provide services to one or more countries in which we currently operate.



    In addition, as we expand into additional foreign countries, such countries may assert that we are required to qualify to do business in the particular foreign country, that we are otherwise subject to regulation, or that we are prohibited from conducting our business in that country. Our failure to qualify as a foreign corporation in a jurisdiction in which we are required to do so, or to comply with foreign laws and regulations, would materially adversely affect our business, financial condition and results of operations, including by subjecting us to taxes and penalties and/or by precluding us from, or limiting us in, enforcing contracts in such jurisdictions. Likewise, our customers and partners may be or become subject to requirements to qualify to do business in a particular foreign country, otherwise to comply with regulations, or to cease from conducting business in that country. We cannot be certain that our customers and partners are currently in compliance with regulatory or other legal requirements in their respective countries, that they will be able to comply with existing or future requirements, and/or that they will continue in compliance with any requirements. The failure of our customers and partners to comply with these requirements could materially adversely affect our business, financial conditions and results of operations.

    Other international regulations may affect our business. For example, the European Union imposes restrictions on the collection and use of personal data and grants European Union citizens broad rights to access and limit the use of their personal data. United States companies that collect or transmit information over the Internet from individuals in European Union Member States are subject to European Union legislation, which imposes restrictions that are more stringent than existing Internet privacy standards in the United States. The potential effect on us of development in this area is uncertain; however, a prohibition on the export of personal data by us could have a material adverse impact on our business, financial condition and results of operations.



    Finally, the International Telecomunications Union, or the ITU, an international treaty organization that deals with telecommunications matters, has not taken any action in favor or against Internet telephony. In 2000, however, the ITU convened meetings and published reports on the Internet and Internet telephony issues, partly in response to concerns from some developing countries over Internet Telephony and tariffing of international Internet backbone traffic. The ITU will hold additional meetings and will issue additional reports on Internet telephony during 2001 that may encourage some countries to increase or reduce their regulation of Internet telephony. In particular, an ITU study group is examining how international Internet backbone providers compensate each other for traffic. These efforts, which may take several years to be completed and which are currently opposed by the United States and some European countries, may eventually result in changes in national or international regulations dealing with financial compensation for international Internet traffic which could affect certain of our costs.



INTELLECTUAL PROPERTY



    We regard our copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success and we rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. In addition, following the acquisition of PriceInteractive, we will own rights to certain patents, patent applications and other intellectual property. We intend to rely on patent law and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights in such patents and patent applications. We pursue the registration of our trademarks and service marks in the United States and have applied for the registration of certain of our trademarks and service marks. We have been granted trademark registration for the mark Assured Quality Routing in the United States, and have pending registration applications for the service marks iBasis, VoCore, IBOxpress and 800xtend. In addition, following the acquisition of PriceInteractive, we will own rights to a number of registered trademarks and pending trademark registration applications as will as rights to certain patents, patent applications and other intellectual protection. However, effective protection may not be available in every country in which we have, or will have, a commercial presence.



EMPLOYEES



    As of December 31, 2000, we had 333 full-time employees and one part-time employee, with approximately 115 in sales and marketing, 142 in engineering and operations and 76 in general and administrative. As of December 31, 2000, we engaged approximately 80 independent contractors and we employ a limited number of temporary employees. Our employees are not represented by a labor union and we consider our labor relations to be good.



    As of December 31, 2000, PriceInteractive had 138 full-time employees and 4 part-time employees, with approximately 18 in sales and marketing, 37 in engineering and operations, 68 in professional services, and 19 in general and administrative. As of December 31, 2000, PriceInteractive engaged approximately 6 independent contractors and employed a limited number of temporary employees PriceInteractive's employees are not represented by a labor union.

FACILITIES

    We currently lease the following facilities:

ADDRESS                               SQUARE FOOTAGE   EXPIRATION OF LEASE         FACILITY USE
-------                               --------------   -------------------   ------------------------
20 Second Avenue Burlington, MA.....      27,235       March 2005            headquarters

10 Second Avenue Burlington, MA.....      23,269       Mach 2005             executive office space,
                                                                             including sales and
                                                                             marketing and finance
                                                                             and administration

31 Third Avenue Burlington, MA......       9,230       May 2003              executive office space,
                                                                             including sales and
                                                                             marketing and finance
                                                                             and administration;
                                                                             including a global
                                                                             network operations
                                                                             center

Los Angeles, CA.....................       3,156       April 2009            house telecommunications
                                                                             equipment

New York, NY........................       4,372       July 2008             house telecommunications
                                                                             equipment

New York, NY........................       7,280       October 2010          house telecommunications
                                                                             equipment

Miami, FL...........................      10,500       February 2010         house telecommunications
                                                                             equipment

Cambridge, MA.......................       9,440       March 2003            house telecommunications
                                                                             equipment

Hong Kong, CHINA....................       6,000       October 31, 2003      executive office space
                                                                             and to house a global
                                                                             network operations
                                                                             center

    We have obtained collocation space in special facilities around the world that are dedicated to housing equipment of multiple competitive telephony carriers. We lease these smaller spaces to house Internet routing and related equipment in Amsterdam, Chicago, Frankfurt, Honolulu, Hong Kong, Lima, London, Madrid, Paris, Philadelphia, San Francisco, Seattle, Singapore, Stockholm, Sydney, Tokyo, Toronto and temporary office space in London.

    PriceInteractive leases 42,000 square feet in Reston, Virginia, twenty miles from Washington, D.C. and ten miles from Dulles International airport, where its primary business offices and the main service platform are located. In addition, PriceInteractive leases space in St. Louis, Missouri, providing platform back-up to its Reston facility. In the third quarter of 2000, PriceInteractive occupied an Equinix outsource data center facility located in nearby Ashburn, Virginia, to host the planned expansion of the SpeechPort platform.

    We believe that our existing facilities are adequate for our current needs and that suitable additional or alternative space will be available in the future on commercially reasonable terms.

LEGAL PROCEEDINGS

    We are not currently a party to any material legal proceedings.

                                USE OF PROCEEDS

    iBasis will not receive any proceeds from the sale of the shares of common stock offered pursuant to this registration statement by the selling stockholders.

                              SELLING STOCKHOLDERS


    The selling stockholders covered by this prospectus are certain persons who will receive iBasis common stock, or options to purchase iBasis stock, in connection with the acquisition by iBasis of PriceInteractive, Inc. Pursuant to an Agreement and Plan of Merger and Reorganization, dated as of December 12, 2000, among iBasis, iBasis's wholly-owned subsidiary iBasis Speech Solutions, Inc. (formerly Penguin Acquisition Corp.), PriceInteractive and certain stockholders of PriceInteractive, iBasis intends to consummate a merger of PriceInteractive with and into Speech Solutions, with Speech Solutions being the surviving corporation. As a result of the merger, iBasis would issue shares of iBasis common stock and a certain amount of cash to the holders of the issued and outstanding capital stock of PriceInteractive and, upon exercise, "vested" options to acquire PriceInteractive stock (including options the vesting of which is accelerated by the merger). The table set forth below includes certain information regarding the beneficial ownership of our common stock by each of the selling stockholders upon the closing of the transaction.



    Certain of the selling shareholders have had significant relationships with PriceInteractive prior to the merger and we expect that they will continue to be employed by iBasis after the merger. Prior to the merger, Daniel J. Price was a co-founder and served as the President and Chief Executive Officer of PriceInteractive, and will serve as a director and Senior Vice President of the line of business acquired from PriceInteractive, Inc. after the merger. Prior to the merger, Timothy W. Price was a co-founder and served as Executive Vice President and the Chief Architect at PriceInteractive, Daniel E. Moore served as the Chief Operating Officer and Chief Financial Officer of PriceInteractive, Dana K. Skaddan served as the Executive Vice President of PriceInteractive. These individuals will hold key positions in the combined company.



    Under a Registration Rights Agreement, dated December 12, 2000, among iBasis and the selling stockholders, we agreed to register for resale by those selling stockholders and their transferees the shares of the iBasis common stock issued in the acquisition of PriceInteractive, Inc. and to use commercially reasonable efforts to keep such registration statement effective for two years, or until all of the shares are sold under such registration statement, whichever comes first. This two year period may be extended in the event we exercise our right to suspend trading under this prospectus for limited periods.



    The information provided in the table below assumes that each selling stockholder will sell all of such stockholder's iBasis common stock. Our registration of the shares of common stock covered by this prospectus does not necessarily mean that the selling stockholders will sell all or any of the shares. The information provided in the table below with respect to each selling stockholder has been obtained from such selling stockholder. Except as otherwise disclosed below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with iBasis or any of its predecessors or affiliates. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, only an estimate (assuming each selling stockholder sells all of their shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they last provided to iBasis any information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.



                                                                                        SHARES BENEFICIALLY
                                                                                            OWNED AFTER
                                                        SHARES             NUMBER           OFFERING(1)
                                                  BENEFICIALLY OWNED      OF SHARES     -------------------
NAME OF BENEFICIAL OWNER                         PRIOR TO OFFERING(1)   BEING OFFERED    NUMBER    PERCENT
------------------------                         --------------------   -------------   --------   --------
DANIEL J. PRICE................................         1,709,258         1,709,258       -0-           --%

TIMOTHY W. PRICE...............................         1,709,258         1,709,258       -0-           --

DANIEL E. MOORE(2).............................           549,853           549,853       -0-           --

DANA SKADDAN(3)................................           861,811           861,811       -0-           --

ENTITIES AFFILIATED WITH:

SUMMIT PARTNERS(4).............................         3,984,330         3,984,330       -0-           --

MICROSTRATEGY INCORPORATED.....................           454,605           454,605       -0-           --

JOHN R. RAMSEY.................................            57,454            57,454       -0-           --

JAMES J. KIM(5)................................            71,817            71,817       -0-           --

SAMIR KHUNDY(6)................................             3,411             3,411       -0-           --

JAMES J. MAIWURM(7)............................            17,954            17,954       -0-           --

ROBERT NELSON(8)...............................            10,772            10,772       -0-           --

JAMES HEERWAGEN(9).............................             6,104             6,104       -0-           --

PHILIP GRANT(10)...............................             2,872             2,872       -0-           --


------------------------

   * Less than 1% of the outstanding shares of Common Stock.


 (1) Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities and Exchange Act of 1934, as amended. Shares of Common Stock issuable pursuant to options, warrants and convertible securities are treated as outstanding for computing the percentage of the person holding such securities but are not treated as outstanding for computing the percentage of any other person. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days are treated as outstanding only for purposes of determining the number of and percent owned by such person or group.



 (2) Includes 364,474 shares Mr. Moore has the right to acquire upon exercise of options.



 (3) Composed of 861,811 shares Mr. Skaddan has the right to acquire upon exercise of options.



 (4) Summit Partners is the name used to refer to a group of investment partnerships. Shares reflected include 123,184 shares held by Summit Investors III, L.P., 1,554,512 shares held by Summit Ventures IV, L.P., 1,331,813 shares held by Summit Ventures V, L.P., 222,698 shares held by Summit V Companion Fund, L.P., 27,222 shares held by Summit V Advisors Fund, L.P. and 89,078 shares held by Summit V Advisors Fund (QP), L.P. Also includes 635,819 shares of common stock which were issued in connection with accrued dividends or the liquidation preference associated with preferred stock of PriceInteractive held by these parties prior to the merger. The sole general partner for Summit Ventures IV, L.P. is Summit Partners IV, L.P., the sole general partners of which is Stamps, Woodsum & Co. IV. The general partner for each of Summit Ventures V, L.P., Summit V Companion Fund, L.P., Summit V Advisors Fund, l.P., and

     Summit V Advisors Fund (QP), L.P. is Summit Partners V, L.P., the general partner of which is Summit Partners LLC. Summit Partners LLC, through an investment committee, exercises sole voting and investment poser with respect to the shares owned by these entities, Summit Investors III, L.P. and Summit Ventures IV, L.P.; individually no member of Summit Partners LLC is deemed to have or share such voting or investment power and such members expressly disclaim beneficial ownership of these shares, except to the extent of their respective pecuniary interests therein. The address for each of the Summit entities is 600 Atlantic Avenue, Suite 2800, Boston, Massachusetts 02210-2227.



 (5) Includes 76,080 shares Mr. Kim has the right to acquire upon exercise of options.



 (6) Includes 3,613 shares Mr. Khundy has the right to acquire upon exercise of options.



 (7) Includes 19,020 shares Mr. Maiwurm has the right to acquire upon exercise of options.



 (8) Includes 11,412 shares Mr. Nelson has the right to acquire upon exercise of options.



 (9) Includes 6,466 shares Mr. Heerwagen has the right to acquire upon exercise of options.



 (10) Includes 3,043 shares Mr. Grant has the right to acquire upon exercise of options.


                              PLAN OF DISTRIBUTION

    The shares of common stock may be sold from time to time by the selling stockholders or their donees, pledgees, transferees and other successors in interest in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. When used herein, the term "selling stockholders" refers to all of their donees, pledgees, transferees and other successors in interest. The shares of common stock may be sold in one or more of the following transactions:

    - on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Stock Market,

    - in the over-the-counter market,


    - in private transactions, block sales, short sales or other similar types of transactions,


    - through options,

    - in an underwritten offering, or

    - a combination of any of the above transactions.

    If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering. The supplement will set forth the aggregate number of shares of common stock being offered and the terms of such offering, including the name or names of the broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed to be paid to broker/ dealers.

    The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through broker/dealers or agents. The selling stockholders and any broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

    The selling stockholders, alternatively, may sell all or any part of the shares offered hereby through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

    Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders may not sell all of the shares. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus.


    To comply with the securities laws of certain jurisdictions, if applicable, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless registered or qualified for sale or an exemption is available and complied with.


    Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock offered hereby may not simultaneously engage in market-making activities with respect to our common stock for a specified period prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act and the rules and regulations promulgated under the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of common stock by the selling stockholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

    All expenses of this registration will be paid by iBasis. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws. The selling stockholders will pay all underwriting discounts and selling commissions, if any.

                                 LEGAL MATTERS

    Bingham Dana LLP, Boston, Massachusetts has given its opinion that the shares offered in this prospectus have been duly authorized and upon issuance will be validly issued, fully paid and non-assessable. As of the date hereof, attorneys at Bingham Dana LLP own 18,249 shares of iBasis common stock.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of iBasis, iBasis has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                    EXPERTS


    The financial statements of iBasis, Inc. incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.



    The financial statements of PriceInteractive, Inc. incorporated by reference to our Current Report on Form 8-K, dated February 26, 2001, and filed on February 26, 2001 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT IS AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES IN ANY JURISDICTION WHERE AN OFFER OR SOLICITATION IS NOT PERMITTED. NO SALE MADE PURSUANT TO THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS IBASIS SINCE THE DATE OF THIS PROSPECTUS.

                               10,232,974 SHARES

                                  IBASIS, INC.

                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS

                             ---------------------


                               FEBRUARY   , 2001


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    Expenses of the Registrant in connection with the issuance and distribution of the securities being registered, other than the underwriting discount, are estimated as follows:

                                                                TOTAL
                                                              ----------
SEC Registration Fee........................................  $   10,873
NASDAQ Listing Fee..........................................  $   17,500
Printing and Engraving Expenses.............................  $  150,000
Legal Fees and Expenses.....................................  $  500,000
Accountants' Fees and Expenses..............................  $  300,000
Miscellaneous Costs.........................................  $2,500,000
                                                              ----------
  Total.....................................................  $3,478,373
                                                              ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

    Section 145 of the Delaware General Corporation law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

    The Amended and Restated Certificate of Incorporation of the Registrant and the Amended and Restated By-laws of the Registrant, copies of which are filed as Exhibits 3.1 and 3.2, provide for indemnification of officers and directors of the Registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

    The above discussion of the Registrant's Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws and Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws and statute.

    On December 12, 2000, the Registrant entered into a Registration Rights Agreement with PriceInteractive, Inc. security holders that will become holders of the capital stock of the Registrant following the acquisition of PriceInteractive by the Registrant. As part of the Registrations Rights Agreement, the Registrant has agreed to indemnify the security holder parties thereto, including Daniel J. Price who will become a director of the Registrant followin the acquisition, in certain circumstances relating to the registration of the shares of Registrant's capital stock held by such security holders.

ITEM 16. EXHIBITS

    The following is a list of exhibits filed as a part of this registration statement:


       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
         2.1*           Agreement and Plan of Merger and Reorganization, dated as of
                        December 12, 2000, among the Registrant, PriceInteractive,
                        Inc. and certain stockholders of PriceInteractive, Inc.
                        named therein.
         3.1            Amended and Restated Certificate of Incorporation of the
                        Registrant (incorporated by reference from Exhibit 3.1 to
                        the Registrant's Registration Statement on Form S-1 (file
                        no. 333-96535)).

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
         3.2            Amended and Restated By-Laws of the Registrant (incorporated by reference from Exhibit 3.2 to the Registrant's
                        Registration Statement on Form S-1 (file no. 333-96535)).
         4.1            Specimen Certificate for shares of the Registrant's common stock (incorporated by reference from Exhibit Specimen
                        Certificate for shares of the Registrant's common stock to the Registrant's Registration Statement on Form S-1 (file
                        no. 333-85545)).
         5.1*           Opinion of Bingham Dana LLP, counsel to the Registrant,
                        regarding the legality of the shares of common stock
                        registered hereunder.
        23.1            Consent of Arthur Andersen LLP.
        23.2            Consent of Bingham Dana LLP, counsel to the Registrant
                        (included in Exhibit 5.1).
        99.1*           Registration Rights Agreement, dated as of December 12,
                        2000, among the Registrant and the holders of the capital
                        stock of the Registrant who become parties thereto.


------------------------


*   Previously filed


ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Burlington, Commonwealth of Massachusetts, on this 26th day of February, 2001.


                                                       IBASIS, INC.

                                                       By:                      *
                                                            -----------------------------------------
                                                                           Ofer Gneezy
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated:



                        NAME                                      TITLE                    DATE
                        ----                                      -----                    ----
                                                       President, Chief Executive
                          *                              Officer and Director
     -------------------------------------------         (Principal Executive        February 26, 2001
                     Ofer Gneezy                         Officer)

                                                       Vice President, Finance and
                /s/ MICHAEL J. HUGHES                    Chief Financial Officer
     -------------------------------------------         (Principal Financial and    February 26, 2001
                  Michael J. Hughes                      Accounting Officer)

     -------------------------------------------       Director
                Gordon J. VanderBrug

                          *
     -------------------------------------------       Director                      February 26, 2001
                  Charles S. Houser

                          *
     -------------------------------------------       Director                      February 26, 2001
                     John Jarve

                          *
     -------------------------------------------       Director                      February 26, 2001
                 Charles N. Corfield

     -------------------------------------------       Director
                  Charles M. Skibo

                          *
     -------------------------------------------       Director                      February 26, 2001
                    Carl Redfield



*By:                  /s/ MICHAEL J. HUGHES
             --------------------------------------
                        Michael J. Hughes
                     WITH POWER OF ATTORNEY.

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
         2.1*           Agreement and Plan of Merger and Reorganization, dated as of
                        December 12, 2000, among the Registrant, PriceInteractive,
                        Inc. and certain stockholders of PriceInteractive, Inc.
                        named therein.

         3.1            Amended and Restated Certificate of Incorporation of the
                        Registrant (incorporated by reference from Exhibit 3.1 to the Registrant's Registration Statement on Form S-1 (file no. 333-96535)).

         3.2            Amended and Restated By-Laws of the Registrant (incorporated by reference from Exhibit 3.2 to the Registrant's
                        Registration Statement on Form S-1 (file no. 333-96535)).

         4.1 Specimen Certificate for shares of the Registrant's common stock (incorporated by reference from Exhibit Specimen
                        Certificate for shares of the Registrant's common stock to the Registrant's Registration Statement on Form S-1 (file no. 333-85545)).

         5.1* Opinion of Bingham Dana LLP, counsel to the Registrant, regarding the legality of the shares of common stock registered hereunder.

        23.1            Consent of Arthur Andersen LLP.

        23.2            Consent of Bingham Dana LLP, counsel to the Registrant
                        (included in Exhibit 5.1).

        99.1*           Registration Rights Agreement, dated as of December 12,
                        2000, among the Registrant and the holders of the capital stock of the Registrant who become parties thereto.


------------------------


*   Previously filed